                              STOCK PURCHASE AGREEMENT

                                     BY AND AMONG

              PEASANT HOLDING CORP., A DELAWARE CORPORATION ("SELLER"),
      MORTON'S RESTAURANT GROUP, INC., A DELAWARE CORPORATION ("SELLER PARENT"),


                                         AND


            MRI ACQUISITION CORPORATION, A DELAWARE CORPORATION ("BUYER")


                                  DECEMBER 31, 1996


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                                  TABLE OF CONTENTS

ARTICLE I
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II
PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE III
PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Section 3.1.   Payment of Purchase Price.. . . . . . . . . . . . . . . .  4
    Section 3.2.   Post-Closing Adjustment.. . . . . . . . . . . . . . . . .  4

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER . . . . . . . . .  6
    Section 4.1.   Corporate Organization. . . . . . . . . . . . . . . . . .  6
    Section 4.2.   Capitalization of MRI.. . . . . . . . . . . . . . . . . .  7
    Section 4.3.   MRI Subsidiaries. . . . . . . . . . . . . . . . . . . . .  7
    Section 4.4.   Authority.. . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 4.5.   Consents and Approvals; No Violations.. . . . . . . . . .  8
    Section 4.6.   Financial Statements. . . . . . . . . . . . . . . . . . .  8
    Section 4.7.   Indebtedness. . . . . . . . . . . . . . . . . . . . . . .  9
    Section 4.8.   Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . .  9
    Section 4.9.   Title to Properties; Inventories. . . . . . . . . . . . .  9
    Section 4.10.  Absence of Changes. . . . . . . . . . . . . . . . . . . . 10
    Section 4.11.  Intellectual Property.. . . . . . . . . . . . . . . . . . 12
    Section 4.12.  Leases and Contracts. . . . . . . . . . . . . . . . . . . 12
    Section 4.13.  Bank Accounts.. . . . . . . . . . . . . . . . . . . . . . 13
    Section 4.14.  Licenses and Permits. . . . . . . . . . . . . . . . . . . 13
    Section 4.15.  Related Transactions. . . . . . . . . . . . . . . . . . . 14
    Section 4.16.  Insurance.. . . . . . . . . . . . . . . . . . . . . . . . 14
    Section 4.17.  Labor Matters.. . . . . . . . . . . . . . . . . . . . . . 14
    Section 4.18.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . 15
    Section 4.19.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . 17
    Section 4.20.  Compliance with Laws. . . . . . . . . . . . . . . . . . . 17
    Section 4.21.  Environmental Matters.. . . . . . . . . . . . . . . . . . 17
    Section 4.22.  Disclosures.. . . . . . . . . . . . . . . . . . . . . . . 18
    Section 4.23.  Transactional Effect. . . . . . . . . . . . . . . . . . . 18
    Section 4.24.  Sufficient Assets.. . . . . . . . . . . . . . . . . . . . 18
    Section 4.25.  Operation of the Business.. . . . . . . . . . . . . . . . 18
    Section 4.26.  Brokers and Finders.. . . . . . . . . . . . . . . . . . . 18
    Section 4.27.  Limitation on Seller Parent's
                   and Seller's Representations and Warranties . . . . . . . 18
    Section 4.28.  TRAC Agreement. . . . . . . . . . . . . . . . . . . . . . 19

                                       i

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . . . . . . 19
    Section 5.1.   Corporate Organization. . . . . . . . . . . . . . . . . . 19
    Section 5.2.   Authority.. . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 5.3.   Consents and Approvals; No Violations.. . . . . . . . . . 20
    Section 5.4.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . 20
    Section 5.5.   Investment Intent.. . . . . . . . . . . . . . . . . . . . 20
    Section 5.6.   Buyer's Investigation.. . . . . . . . . . . . . . . . . . 20
    Section 5.7.   Brokers and Finders.. . . . . . . . . . . . . . . . . . . 21
    Section 5.8.   No Reliance.. . . . . . . . . . . . . . . . . . . . . . . 21
    Section 5.9.   Financing Commitment. . . . . . . . . . . . . . . . . . . 21
    Section 5.10.  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . 21
    Section 5.11.  No HSR Filing.. . . . . . . . . . . . . . . . . . . . . . 21
    Section 5.12.  Liquor Licenses.. . . . . . . . . . . . . . . . . . . . . 21

ARTICLE VI
FURTHER COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . 22
    Section 6.1.   Covenants of Seller Parent and Seller Pending the
                   Closing . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Section 6.2.   Covenants of Buyer Pending the Closing. . . . . . . . . . 23
    Section 6.3.   Filings.. . . . . . . . . . . . . . . . . . . . . . . . . 24
    Section 6.4.   Effective Time of Closing and Transfer. . . . . . . . . . 24
    Section 6.5.   Announcements.. . . . . . . . . . . . . . . . . . . . . . 24
    Section 6.6.   Costs and Expenses. . . . . . . . . . . . . . . . . . . . 24
    Section 6.7.   Further Assurances. . . . . . . . . . . . . . . . . . . . 25
    Section 6.8.   Cooperation and Preservation of Records.. . . . . . . . . 25
    Section 6.9.   Limitation of Liabilities.. . . . . . . . . . . . . . . . 27
    Section 6.10.  Employees and Employee Benefit Plans. . . . . . . . . . . 27
    Section 6.11.  Distributions and Dividends.. . . . . . . . . . . . . . . 28
    Section 6.12.  Transfer of Bank Accounts.. . . . . . . . . . . . . . . . 28
    Section 6.13.  Reserves and Writeup or Writedown of Assets or
                   Liabilities . . . . . . . . . . . . . . . . . . . . . . . 29
    Section 6.14.  Tax Allocation Agreement. . . . . . . . . . . . . . . . . 29
    Section 6.15.  Certain Tax Matters.. . . . . . . . . . . . . . . . . . . 29
    Section 6.16.  Forgiveness of Intercompany Indebtedness. . . . . . . . . 30
    Section 6.17.  Extraordinary Compensation. . . . . . . . . . . . . . . . 30
    Section 6.18.  Stockholders Agreement. . . . . . . . . . . . . . . . . . 30
    Section 6.19.  License Agreement.. . . . . . . . . . . . . . . . . . . . 30
    Section 6.20.  Termination of Certain Agreements.. . . . . . . . . . . . 30
    Section 6.21.  Other Business Indemnification. . . . . . . . . . . . . . 31
    Section 6.22.  Lease Guaranties. . . . . . . . . . . . . . . . . . . . . 31
    Section 6.23.  Estoppel Certificates.. . . . . . . . . . . . . . . . . . 31
    Section 6.24.  Morton's Stock Options. . . . . . . . . . . . . . . . . . 31
    Section 6.25.  Release.. . . . . . . . . . . . . . . . . . . . . . . . . 31
    Section 6.26.  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . 32
    Section 6.27.  Workmen's Compensation Obligations. . . . . . . . . . . . 32

                                      ii

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ARTICLE VII
TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    Section 7.1.   Termination.. . . . . . . . . . . . . . . . . . . . . . . 32
    Section 7.2.   Procedure and Effect of Termination.. . . . . . . . . . . 33

ARTICLE VIII
CONDITIONS TO BUYER'S OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . 35
    Section 8.1.   Seller's Closing Deliveries.. . . . . . . . . . . . . . . 35
    Section 8.2.   Representations and Warranties True.. . . . . . . . . . . 36
    Section 8.3.   Performances. . . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.4.   Legal Opinion.. . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.5.   No Injunction or Proceeding.. . . . . . . . . . . . . . . 36
    Section 8.6.   Funding.. . . . . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.7.   Governmental Consents and Approvals.. . . . . . . . . . . 36
    Section 8.8.   Release of Lien.. . . . . . . . . . . . . . . . . . . . . 37
    Section 8.9.   Simultaneous Acquisition. . . . . . . . . . . . . . . . . 37

ARTICLE IX
CONDITIONS TO SELLER PARENT'S AND SELLER'S OBLIGATIONS . . . . . . . . . . . 37
    Section 9.1.   Payment of Purchase Price.. . . . . . . . . . . . . . . . 37
    Section 9.2.   Buyer's Closing Deliveries. . . . . . . . . . . . . . . . 37
    Section 9.3.   Representations and Warranties True.. . . . . . . . . . . 38
    Section 9.4.   Performance.. . . . . . . . . . . . . . . . . . . . . . . 38
    Section 9.5.   Legal Opinion.. . . . . . . . . . . . . . . . . . . . . . 38
    Section 9.6.   Governmental Consents and Approvals.. . . . . . . . . . . 38
    Section 9.7.   No Injunction or Proceeding.. . . . . . . . . . . . . . . 38
    Section 9.8.   Release of Lien.. . . . . . . . . . . . . . . . . . . . . 39
    Section 9.9.   TRAC Agreement. . . . . . . . . . . . . . . . . . . . . . 39
    Section 9.10.  Simultaneous Acquisition. . . . . . . . . . . . . . . . . 39

ARTICLE X
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    Section 10.1.  Buyer Claims. . . . . . . . . . . . . . . . . . . . . . . 39
    Section 10.2.  Assertion of Buyer Claims.. . . . . . . . . . . . . . . . 40
    Section 10.3.  Seller Claims.. . . . . . . . . . . . . . . . . . . . . . 41
    Section 10.4.  Assertion of Seller Claims. . . . . . . . . . . . . . . . 42
    Section 10.5.  Other Rights and Remedies . . . . . . . . . . . . . . . . 42
    Section 10.6.  Immaterial Breaches . . . . . . . . . . . . . . . . . . . 43
    Section 10.7.  Survival of Representations and Warranties. . . . . . . . 43

                                      iii


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ARTICLE XI
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Section 11.1.  Hiring Limitations. . . . . . . . . . . . . . . . . . . . 43
    Section 11.2.  Entire Understanding, Waiver, Etc.. . . . . . . . . . . . 43
    Section 11.3.  Severability. . . . . . . . . . . . . . . . . . . . . . . 44
    Section 11.4.  Captions. . . . . . . . . . . . . . . . . . . . . . . . . 44
    Section 11.5.  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . 44
    Section 11.6.  Successors and Assigns. . . . . . . . . . . . . . . . . . 45
    Section 11.7.  Parties in Interest.. . . . . . . . . . . . . . . . . . . 45
    Section 11.8.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . 45
    Section 11.9.  Construction of Terms.. . . . . . . . . . . . . . . . . . 45
    Section 11.10. Governing Law . . . . . . . . . . . . . . . . . . . . . . 45

                                      iv

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                               STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT is made and entered into as of December 31, 1996, by and among PEASANT HOLDING CORP., a Delaware corporation ("Seller"), MORTON'S RESTAURANT GROUP, INC., a Delaware corporation ("Seller Parent"), and MRI ACQUISITION CORPORATION, a Delaware corporation ("Buyer").


                                       RECITALS

    WHEREAS, Seller owns all of the issued and outstanding shares (the "Stock") of common stock of Mick's Restaurants, Inc., a Delaware corporation ("MRI"); and

    WHEREAS, Seller desires to sell 80.1% of the Stock of MRI (the "MRI Shares") to Buyer, and Buyer desires to purchase the MRI Shares from Seller, on the terms and subject to the conditions hereinafter set forth; and

    WHEREAS, Seller Parent, the parent of Seller, has joined in the execution of this Agreement for the purposes expressly provided for herein;

    NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by Seller and Buyer, the parties agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

    The terms defined in this Article shall have the meanings set forth below for all purposes of this Agreement:

    SECTION 1.1.   "Accountants" means KPMG Peat Marwick, LP.

    SECTION 1.2. "Affiliate" of a Person means a Person controlling, controlled by or under common control with such Person.

    SECTION 1.3. "Borrowings" means the financing by the Lenders of certain of the transactions contemplated herein, including, but not limited to, the payment by Buyer of a portion of the Purchase Price.

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    SECTION 1.4.   "Business" means the business presently conducted by the MRI
Group and PRI (unless in the context of this Agreement a reference only to the business of the MRI Group is indicated), including the operation of casual dining restaurants under the name "Mick's" and the operation of white tablecloth restaurants utilizing various names; provided, however, that for the purposes of this Agreement the term "Business" shall exclude the business conducted by the Repositioned Subsidiaries.

    SECTION 1.5. "Business Day" means any day on which banks are open for business in New York City.

    SECTION 1.6. "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement and the PRI Agreement which shall be held on the fifth business day after the conditions specified in Articles VIII and IX shall have been satisfied or waived, at the offices of Baker, Donelson, Bearman & Caldwell in Nashville, Tennessee, or at such other time, date and place as the parties hereto shall mutually agree in writing.

    SECTION 1.7. "Closing Date" means the date on which the Closing occurs, which shall be on or prior to February 28, 1997, unless extended as provided in
Section 7.1(b).

    SECTION 1.8.   "Code" means the Internal Revenue Code of 1986, as amended.

    SECTION 1.9. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    SECTION 1.10. "Financial Statements" means the financial statements as identified and defined in Section 4.7 hereof.

    SECTION 1.11.  "GAAP" means generally accepted accounting principles.

    SECTION 1.12. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    SECTION 1.13.  "Independent Accounting Firm" means Coopers & Lybrand,
L.L.P.

    SECTION 1.14. "Lenders" means certain providers of financing in conjunction with certain of the transactions contemplated herein, including, but not limited to, the payment by Buyer of a portion of the Purchase Price.

    SECTION 1.15.  "MRI Group" means collectively MRI and the MRI Subsidiaries.

    SECTION 1.16. "MRI Stock" means the issued and outstanding shares of common stock of MRI, 80.1% of which shall be sold by Seller to Buyer pursuant to this Agreement (the "MRI Shares").

    SECTION 1.17. "MRI Subsidiaries" means Mick's at Cumberland Mall, Inc., a Delaware corporation, Mick's at Northpoint Mall, Inc., a Delaware corporation, Mick's at Gwinnett Place, Inc., a Delaware corporation, and Mick's at Town Center, Inc., a Delaware corporation.

    SECTION 1.18. "Permitted Encumbrances" means (i) liens for Taxes and other governmental charges not yet past due or that are being contested in good faith through appropriate proceedings, (ii) title exceptions that are immaterial to the Business and (iii) special assessments with respect to the personal property owned by the MRI Group for 1996 and subsequent years.

    SECTION 1.19. "Person" means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association or joint venture or a government, agency, political subdivision or instrumentality thereof.

    SECTION 1.20. "Post-Closing Adjustment" means the amount to be determined pursuant to Section 3.2 hereof.

    SECTION 1.21. "PRIACQ" means PRI Acquisition Corporation, a Delaware corporation which is an Affiliate of Buyer and which has entered into a stock purchase agreement of even date herewith with Seller Parent and Seller (the "PRI Agreement") for the purchase of 80.1% of the outstanding common stock of The Peasant Restaurants, Inc. ("PRI") pursuant to which, among other things, PRIACQ will issue to Seller a promissory note (the "PRI Note").

    SECTION 1.22. "Purchase Price" means $4,085,100, as adjusted (if at all) pursuant to Section 3.2 hereof.

    SECTION 1.23. "Related Agreements" means the Stockholders Agreement (as defined in Section 6.18 hereof), the License Agreement (as defined in Section
6.19 hereof), the Guarantee Agreement (as defined in Section 6.2 hereof) and the Note (as defined in Section 3.1(a)(ii)).

    SECTION 1.24. "Repositioned Subsidiaries" means those subsidiary corporations owned by MRI on the date of this Agreement (and identified on Schedule 1.24 hereto), the ownership of which shall be transferred to Seller or its designee on or prior to the Closing Date.

    SECTION 1.25. "Schedule" means any schedule referred to in this Agreement, each of which shall be an integral part of this Agreement.

    SECTION 1.26. "Taxes" means all taxes, assessments, and charges imposed by any federal, state, local, or foreign taxing authority, including interest, penalties and additions thereto.

                                      ARTICLE II

                             PURCHASE AND SALE OF SHARES

    Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller's right, title and interest in and to the MRI Shares, for the Purchase Price, free and clear of all pledges, security interests, liens, claims, options, charges, encumbrances and restrictions.


                                     ARTICLE III

                                    PURCHASE PRICE

    SECTION 3.1. PAYMENT OF PURCHASE PRICE. (a)(i) At the Closing, Buyer shall pay to Seller against delivery of the MRI Shares and to such account as Seller shall have designated in writing to Buyer at least two Business Days prior to the Closing Date immediately available funds in an amount of $2,585,100.

              (ii) At the Closing, Buyer shall deliver to Seller its unsecured promissory note in the principal amount of $1,500,000, substantially in the form attached hereto as Exhibit A (the "Note").

    SECTION 3.2. POST-CLOSING ADJUSTMENT. (a) At the Closing Date, the Seller shall deliver to Buyer a notice containing an estimate of the Adjusted Working Capital Percentage (as hereinafter defined) as of the Closing Date (the "Estimated Adjusted Working Capital Percentage") and shall provide the Buyer with a schedule setting forth the basis of such computation in reasonable detail, which shall be accompanied by a certificate of an officer of the Seller to the effect that (x) such estimate represents a good faith effort to determine accurately the Adjusted Working Capital Percentage as of the Closing Date and
(y) the amounts reflected in such statement are based on amounts reflected on the books and records of the Business and are calculated consistently with past practices of the Business. The "Adjusted Working Capital Percentage" shall be defined as the quotient (expressed as a percentage) of (x) the Current Assets of the Business (excluding deferred Tax assets) and (y) the Current Liabilities of the Business, in the case of (x) and (y), as calculated to give effect to the forgiveness of intercompany debt. For purposes of the foregoing, "Current Assets" shall include (i) cash, cash equivalents and marketable securities, (ii) accounts receivable, (iii) inventory and (iv) prepaid and other current assets, but shall exclude deferred Tax assets. For purposes of the foregoing, "Current Liabilities" shall include (i) accounts payable, (ii) accrued expenses, (iii) book overdrafts, (iv) the current portion of capital leases and (v) other current liabilities, excluding Tax liabilities and worker's compensation claims liabilities.

         (b) Following the Closing, the Seller and its accountants shall be afforded full access to the financial accounting records of the MRI Group (through and including the Closing Date) and any work papers of the MRI Group utilized by the Seller or its independent accountants in the calculation of the Estimated Adjusted Working Capital Percentage and any officers, employees or other representatives of the MRI Group who participated in the preparation thereof. Within 30 days after the Closing, the Seller shall notify the Buyer in writing of its revised Estimated Adjusted Working Capital Percentage (which shall indicate no revision is necessary if such be the case) (the "Revised Estimated Working Capital Percentage"). Within 90 days after the Closing, the Buyer (which, with its accountants, shall have been afforded full access to any work papers prepared by Seller or its independent accountants in the calculation of the Revised Estimated Working Capital Percentage and any officers, employees or other representatives of the Seller who participated in the preparation thereof) shall notify the Seller in writing that either (A) it concurs with the calculation of Revised Estimated Adjusted Working Capital Percentage or (B) it disagrees with such calculation, specifying in reasonable detail the items as to which disagreement exists (the "Closing Disputed Matters") and setting forth its calculation of the Adjusted Working Capital Percentage. If a notice of disagreement is delivered by the Buyer, the Buyer and the Seller shall negotiate in good faith to resolve in writing any Closing Disputed Matters. If the Buyer and the Seller are unable to reach an agreement within a period of 45 days after the receipt by the Seller of notice of the existence of any Closing Disputed Matter, then all Closing Disputed Matters as to which written agreement has not been reached shall be reviewed by the Independent Accounting Firm. The parties shall make available to the Independent Accounting Firm all work papers and all other information and materials in their respective possessions relating to such dispute. The Independent Accounting Firm shall consider only the Closing Disputed Matters. The Independent Accounting Firm shall be instructed by the parties to act promptly to resolve all Closing Disputed Matters, and its decision with respect thereto shall be final and binding upon the parties. The determination of the Adjusted Working Capital Percentage resulting from the resolution of all Closing Disputed Matters, whether by the Independent Accounting Firm or by the Seller and the Buyer, shall thereafter be for all purposes hereunder the "Final Adjusted Working Capital Percentage".

         (c) Within five business days after the earlier of (i) receipt by the Seller of the Buyer's concurrence with the Revised Estimated Adjusted Working Capital Percentage and (ii) the final resolution of any Closing Disputed
Matters: (A) if the Final Adjusted Working Capital Percentage exceeds 81%, the Buyer shall pay to the Seller the amount equal to (x) Current Assets (as finally determined) minus (y) the product of (1) 0.81 and (2) Current Liabilities (as finally determined), or (B) if the Final Adjusted Working Capital Percentage is less than 81%, the Seller (or if not Seller, then Seller Parent) shall pay to the Buyer the amount equal to (x) the product of (1) 0.81 and (2) Current Liabilities (as finally determined) minus (y) Current Assets (as finally determined). Sixty (60%) percent of any cash payments to be made by Buyer and PRIACQ pursuant to this Section 3.2(c) and Section 3.2(c) of the PRI Agreement shall be attributable to Buyer, and forty (40%) percent shall be attributable to PRIACQ. Any payment pursuant to (A) or (B) above shall be made by wire transfer in immediately available funds and shall be accompanied by interest thereon from the Closing Date at a rate equal to 11% per annum; provided, however, that in the case of clause (B) above, at Seller's sole option and by written notice to Buyer no later than four business days after the event described in clause (i) or (ii) above, Seller may elect to offset an amount equal to 37% of the amount payable by Seller pursuant to clause (B) above by reducing the principal amount of the Note and the PRI Note by such amount payable by Seller, in which case Seller and Buyer shall promptly amend the Note and the PRI Note to reflect such reduction (effective as of the Closing Date); provided further, that the aggregate amount of the reduction shall not exceed $50,000. Sixty percent (60%) of (i) any cash payments shall be paid to Buyer and (ii) any such reduction shall be allocated to the Note, and forty percent (40%) of (i) any cash payments shall be paid to PRIACQ and
(ii) any such reduction shall be allocated to the PRI Note.

         (d) Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent auditors, in connection with the preparation, review and dispute (if any), and the final determination, of the Final Adjusted Working Capital Percentage. The parties shall share equally in the costs, expenses and fees of the Independent Accounting Firm.

         (e) The provisions of this Article III shall be applied to the MRI Group and PRI on a consolidated basis as if both the MRI Group and PRI were a single company.



                                      ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

    Seller Parent and Seller, jointly and severally, hereby represent and warrant to Buyer and each member of the MRI Group as follows:

    SECTION 4.1. CORPORATE ORGANIZATION. Each of Seller Parent and Seller and each member of the MRI Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. Each member of the MRI Group is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction, a list of which for each member of the MRI Group is set forth in Schedule 4.1, in which the ownership of property or the conduct of its business requires such qualification or license. No member of the MRI Group other than MRI has any subsidiaries, and there are no corporations, joint ventures, partnerships or other entities or arrangements in which any member of the MRI Group, directly or indirectly, owns any capital stock or an equity interest. Seller is a majority owned subsidiary of Seller Parent.

    SECTION 4.2. CAPITALIZATION OF MRI. The authorized capital stock of MRI consists solely of three thousand (3,000) shares of voting common stock, no par value per share, of which one thousand (1,000) shares are issued and outstanding and constitute the MRI Stock. All issued and outstanding shares of capital stock of MRI have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights and are free of any preemptive rights. Except for this Agreement, there are no outstanding options, warrants or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription for or the issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of MRI or securities convertible into or exchangeable for capital stock of MRI, or (ii) any options, warrants or subscription rights relating to any such capital stock or securities of MRI. Seller is the sole record and beneficial holder of all of the outstanding capital stock of MRI subject, except as set forth in Schedule 4.2, to no pledges, security interests, liens, claims, options, proxies, voting agreements, charges, restrictions on transfer or encumbrances of any kind whatsoever. The consummation of the transactions contemplated hereby will convey to Buyer good and marketable title to the MRI Shares free and clear of all pledges, claims, liens, security interests, charges, proxies, voting agreements, restrictions on transfer or encumbrances of any nature whatsoever.

    SECTION 4.3. MRI SUBSIDIARIES. Each of the MRI Subsidiaries, together with their respective jurisdictions of incorporation or organization and their authorized and issued shares of capital stock, are listed in Schedule 4.3. Each of the MRI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently conducted. All issued and outstanding shares of capital stock of each MRI Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of preemptive rights and are free of any preemptive rights. There are no outstanding options, warrants, or other rights, nor any agreements, commitments or arrangements of any kind, relating to the subscription to or issuance, voting, acquisition, sale, repurchase, transfer or disposition of (i) any capital stock of any MRI Subsidiary or securities convertible into or exchangeable for capital stock of a MRI Subsidiary, or (ii) any options, warrants, or subscription rights relating to any such capital stock or securities of a MRI Subsidiary. MRI is the sole record and beneficial owner of all the outstanding capital stock of each MRI Subsidiary subject, except as set forth in Schedule 4.3, to no pledges, security interest, liens, claims, options, proxies, voting agreements, charges, restrictions on transfer or encumbrances of any kind whatsoever. None of the MRI Subsidiaries has any other subsidiaries, and there are no corporations, joint ventures, partnerships or other entities or arrangements in which any MRI Subsidiary, directly or indirectly, owns any capital stock or an equity interest.

    SECTION 4.4. AUTHORITY. Each of Seller Parent and Seller has all requisite corporate right, power and authority to execute, deliver and perform this Agreement and the Related Agreements and all other agreements necessary to effectuate the provisions of this

Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by each of Seller Parent and Seller have been (or will be) duly and validly authorized and approved by all necessary corporate action of Seller and Seller Parent. This Agreement and the Related Agreements have been (or will be) duly and validly executed and delivered by each of Seller Parent and Seller and constitute (or upon execution and delivery thereof will constitute) the legal, valid and binding obligation of each of Seller Parent and Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or as may be modified by a court of equity in an action for specific performance.

    SECTION 4.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement by Seller Parent and Seller will not (with or without the giving of notice or the passage of time, or both) (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Seller Parent, Seller or any member of the MRI Group, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Seller Parent, Seller or any member of the MRI Group, (ii) violate the Certificate of Incorporation or Bylaws of Seller Parent, Seller or any member of the MRI Group,
(iii) require any consent under or constitute a default under any agreement (including any Contract), indenture, mortgage, deed of trust, lease, license, permit or other instrument to which Seller Parent, Seller or any member of the MRI Group is a party or by which any of them or any of their properties or assets is bound, or any license, permit or certificate held by any of them, (iv) require any consent or approval by, notice to or registration with any governmental authority other than the appropriate filings pursuant to the HSR Act, if required, and the expiration of the applicable waiting period thereunder or (v) result in the creation of any lien, claim, encumbrance or charge upon any of the Shares or any property or assets of any member of the MRI Group.

    SECTION 4.6. FINANCIAL STATEMENTS. Schedule 4.6 contains complete and correct copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and accumulated deficit and cash flows (including any related notes thereto) of MRI as of and for the fiscal year ended December 31, 1995, together with a report thereon by the Accountants, (ii) the audited consolidated balance sheets and the related audited consolidated statements of operations and accumulated deficit and cash flows of MRI for the fiscal year ended January 1, 1995, together with a report thereon by the Accountants and (iii) the unaudited consolidated balance sheets and the related consolidated statement of operations of MRI for the period January 1, 1996, to September 29, 1996 (collectively, the "Financial Statements"). A complete and correct reconciliation of the MRI Group to the audited consolidated statements of operations of MRI is included on Schedule 4.7. Except as set forth on
Schedule 4.7, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present (i) the consolidated financial position of MRI as of the respective dates thereof and (ii) the consolidated income, retained earnings or accumulated deficits and cash flows, respectively, of MRI for the fiscal years ended December 31, 1995, and January 1, 1995, and for the period January 1, 1996, to September 29, 1996, except, in the case of interim financial statements, for normal year-end audit adjustments. The Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business, other than the Repositioned Subsidiaries.

    SECTION 4.7. INDEBTEDNESS. Except as disclosed in Schedule 4.7, there exists (i) no indebtedness that would be required by GAAP to be reported in the Financial Statements, except for intercompany indebtedness of any member of the MRI Group to Seller Parent or Seller (or any of their respective Affiliates), all of which indebtedness shall be forgiven at or prior to the Closing and (ii) no guaranty or similar undertaking by any member of the MRI Group with respect to any obligation of the Repositioned Subsidiaries or any other Affiliate of Seller Parent.

    SECTION 4.8. TAXES. Except as set forth in Schedule 4.8, each member of the MRI Group has timely filed all returns, declarations, reports, information returns and statements required to be filed by it (as a member of an affiliated group or otherwise) in respect of any Taxes and has paid all Taxes currently due and payable by any of them. Except as set forth in Schedule 4.8, no written notice of any proposed tax deficiency, assessment or levy has been received by any member of the MRI Group. Each member of the MRI Group has duly withheld from each payment from which such withholding is required by law, and of which it had actual knowledge, the amount of all Taxes required to be withheld therefrom and has paid the same (to the extent due), or otherwise set aside, together with the employer's share of the same, if any, to the proper tax receiving officers. There are, except for Permitted Encumbrances, no tax liens on any of the assets of the MRI Group. No member of the MRI Group has filed a consent under Code Section 341(f) concerning collapsible corporations. No member of the MRI Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Seller is not a "foreign person" within the meaning of Treasury Regulations Section 1.1445-2(b)(2). Except as set forth in Schedule 4.8, no member of the MRI Group is a party to any tax allocation or sharing agreement. No member of the MRI Group (A) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was Seller Parent or its predecessors) or (B) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

    SECTION 4.9.   TITLE TO PROPERTIES; INVENTORIES.

         (a) Except for Permitted Encumbrances, as set forth in Schedule 4.9 and assets disposed of in the ordinary course of business, each member of the MRI Group has good and marketable title to all (i) personal property and assets (tangible and intangible) reflected as owned by it on the Financial Statement for the fiscal year ended December 31,

1995, or otherwise used in the conduct and operation of the Business (except for leased property used in the Business, with respect to which such member of the MRI Group has good and marketable title to the leasehold estate appertaining thereto) and (ii) properties and assets acquired since such date in the ordinary course of business and consistent with past practice and has such title free and clear of all liens, charges, mortgages, rights of first refusal and set-off, security interests or other encumbrances of any nature whatsoever.

         (b) All inventories are of good, usable and merchantable quality in all respects and do not include any obsolete or discontinued items. Except as set forth in Schedule 4.9, (i) all inventories are of such quality as to meet the quality control standards of the MRI Group and any applicable governmental quality control standards and (ii) all inventories are recorded on the books of the MRI Group at the lower of cost, determined on the FIFO basis, or market.

    SECTION 4.10. ABSENCE OF CHANGES. Except (i) as set forth in Schedule 4.10, (ii) consented to in writing by Buyer or (iii) with respect to the Repositioned Subsidiaries since December 31, 1995, there has not been:

         (i) any material and unrepaired damage or destruction, loss or other casualty, however arising and whether or not covered by insurance;

         (ii) any indebtedness incurred by any member of the MRI Group for borrowed money (except by endorsement for collection or for deposit of negotiable instruments received in the ordinary course of business), or any agreement to incur any such indebtedness other than intercompany indebtedness;

         (iii) any change in the accounting methods or practices of any member of the MRI Group or any change in depreciation or amortization policies or rates theretofore adopted;

         (iv) any amendment or termination, or any written notice of termination, of any contract, agreement, lease (except contracts, agreements or leases which are Immaterial Contracts as defined in Section 4.13 hereof), franchise or license to which any member of the MRI Group is a party or by which it is bound;

         (v) any amendment of the Certificate of Incorporation or Bylaws of any member of the MRI Group;

         (vi) except for Permitted Encumbrances and other than in the ordinary course of business, any mortgage, pledge or other encumbering of any property or assets of any member of the MRI Group;

         (vii) any liability or obligation incurred by any member of the MRI Group, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with past practice, or any cancellation or compromise by any member of the MRI Group of any debt or claim, or any waiver or release by any member of the MRI Group of any right of substantial value to the Business;

         (viii) any sale, transfer, lease, abandonment or other disposal of any material portion of the properties or assets of any member of the MRI Group (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

         (ix) (a) any assignment, transfer, licensing, grant or other disposal of any right, title or interest of any member of the MRI Group in any patent, trademark, service mark, trade name, copyright, invention or discovery, (b) any assignment, transfer, licensing, or other disposal of or disclosure to any Person other than representatives of Buyer of any trade secrets, including but not limited to any formulas, processes, knowhow or software source and object codes, owned by any member of the MRI Group, or
(c) any assignment or sublicense of any licensed rights with respect to which any member of the MRI Group is a licensee;

         (x) any grant by any member of the MRI Group, Seller Parent or Seller of any general increase in the compensation of any of the officers, employees or directors of any member of the MRI Group; or any grant by any member of the MRI Group of any increase in compensation payable to or to become payable to any officer, employee or director; or any agreement by any member of the MRI Group entered into with any officer, employee or director; except, in each case, (x) in the ordinary course of business and consistent with past practice and (y) with respect to such officers, employees and directors who will continue as officers, employees or directors of Seller or Seller Parent or their Affiliates after the Closing Date;

         (xi) any capital expenditure made, or any commitment to make any capital expenditure, for any tangible or intangible capital assets, additions or improvements, except capital expenditures in the ordinary course of business and capital expenditures that do not exceed $10,000 in any instance or, together with capital expenditures of PRI, $100,000 in the aggregate;

         (xii) any declaration, payment or reservation for payment of any dividend or other distribution in respect of the capital stock or other securities of any member of the MRI Group, or any redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or other securities of any member of the MRI Group or the granting of any options or rights with respect thereto;

         (xiii) except in the ordinary course of business and consistent with past practice, any grant or extension of any power-of-attorney or guaranty in respect of the obligation of any Person; or

         (xiv) any action taken or omitted to be taken that would result in the occurrence of any of the foregoing.

    SECTION 4.11. INTELLECTUAL PROPERTY. Schedule 4.11 lists and indicates the ownership of all patents, patent applications, inventions and discoveries owned by any member of the MRI Group, all copyrights, trademarks, trade names, and service marks used in the Business or for which registrations have been obtained or applications therefor filed for or by any member of the MRI Group, all trade secrets as described in Section 4.10(ix) hereof and all other unregistered marks and trade names owned by any member of the MRI Group (collectively, the "Intellectual Property"). Except as set forth in Schedule 4.11, (i) no Person other than members of the MRI Group has the right to use any of the Intellectual Property, the MRI Group has all right, title and interest in and to all Intellectual Property, and the use by the members of the MRI Group of any of the Intellectual Property will not, to the knowledge of Seller and Seller Parent, cause conflict with the intellectual property rights of any third party, and (ii) documentation for the continuance of registrations and applications for registration have been timely filed with the appropriate authorities for the patents, trademarks, trade names, service marks and copyrights as indicated in
Schedule 4.11. Except as set forth in Schedule 4.11, none of Seller, Seller Parent and the MRI Group has received any written notice that (a) any operation or activity of the MRI Group infringes the intellectual property rights of third parties or requires payment to any third parties or otherwise infringes or interferes with any patent, trademark, trade name, service mark or copyright of any third party, (b) any of the Intellectual Property has been declared invalid by a judicial or administrative tribunal or is the subject of a pending or threatened interference, opposition or cancellation proceeding or an action for declaration of invalidity, or is infringed by the activities of another, or (c) any third party has filed a patent, trademark or service mark, or copyright application for registration of any aspect of the Intellectual Property.

    SECTION 4.12.  LEASES AND CONTRACTS.

         (a) Schedule 4.12 sets forth a complete and accurate list of all contracts, agreements, consulting arrangements, leases, subleases, options and commitments other than purchase orders, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business, to which any member of the MRI Group is a party or guarantor or by which any such member or the Business is bound or affected, including, without limitation, service contracts, equipment leases, and leases of space and ground leases pertaining to real estate (collectively, the "CONTRACTS"); provided there shall be no breach of this Section 4.12 if Immaterial Contracts, as defined below, are omitted. "IMMATERIAL CONTRACTS" shall mean contracts (other than equipment leases and leases of spaces and ground leases pertaining to real estate) having a remaining term of less than one (1) year and involving expenditures only or remaining (after the execution date of this Agreement) estimated gross receipts or payment by any member of the MRI Group of less than $25,000 under any one contract. Attached to Schedule 4.12 are accurate and complete copies of all written Contracts and written descriptions of all oral Contracts.

         (b) None of the Contracts has been modified, amended, assigned or transferred except as specified in Schedule 4.12; and each is, in full force and effect; and each is valid, binding and enforceable against each member of the MRI Group that is a party thereto in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally.

         (c) Except as set forth in Schedule 4.12, no event or condition presently exists which constitutes a default or breach, or, after notice or lapse of time or both, would constitute a default or breach by any member of the MRI Group or, to the knowledge of Seller, Seller Parent or any member of the MRI Group, of any other party thereto, under any of the Contracts, and neither Seller, Seller Parent nor any member of the MRI Group will do any act or omit to do any act which would cause such a default or breach. Except as set forth in
Schedule 4.12, there are no claims or offsets asserted in writing under any of the Contracts, and neither Seller Parent, Seller nor any member of the MRI Group has received any written notice that any such Contract is to be terminated or not renewed.

         (d) Except as described in Schedule 4.12, there does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Contracts.

         (e) No purchase commitment by any member of the MRI Group is in excess of such member's ordinary business requirements.

         (f) Except for radius restrictions contained in certain lease agreements, none of the Contracts contains any agreement or covenant not to compete limiting the ability of the Buyer and the MRI Group to operate the Business without restriction after the Closing Date.

    SECTION 4.13. BANK ACCOUNTS. Schedule 4.13 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any member of the MRI Group maintains safe deposit boxes or accounts of any nature, all account numbers, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

    SECTION 4.14. LICENSES AND PERMITS. Subject to any governmental approvals required to be obtained after the Closing, which shall be the obligation of Buyer to obtain, each member of the MRI Group has all local, state and federal licenses, including liquor licenses, permits, registrations, certificates, consents, accreditations and approvals (collectively, the "LICENSES AND PERMITS") necessary to conduct the Business in the manner currently conducted. There is no default by any member of the MRI Group under any of the Licenses and Permits and no written notices have been received by any member of the MRI Group or any of its senior employees, agents or representatives with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any such License or Permit.

    SECTION 4.15. RELATED TRANSACTIONS. Except as set forth in Schedule 4.15, neither Seller Parent nor Seller nor any director or officer of any member of the MRI Group has any material interests, direct or indirect, in any Person which (i) is a material subcontractor or supplier of any member of the MRI Group or (ii)] has an existing material relationship with, or a material interest in, any member of the MRI Group, including but not limited to lessors of real or personal property and Persons against which rights or options are exercisable by any member of the MRI Group.

    SECTION 4.16. INSURANCE. Schedule 4.16 contains a complete and correct list of all policies of insurance presently maintained with respect to the MRI Group or the Business, including, without limitation, "key man" insurance with respect to any employee. All such policies are in full force and effect, all premiums due thereon have been paid and no currently pending written notice of cancellation or termination has been received with respect to any such policy and there is no default (which has not been cured) by any member of the MRI Group with respect to its obligations under any such policy. Except as set forth in Schedule 4.16, none of Seller Parent, Seller and the MRI Group has received during the past two (2) years any written notice or other written communication from any insurance company declining to write insurance with respect to the Business, or canceling or materially amending any of the insurance policies of any member of the MRI Group or proposing to do so.

    SECTION 4.17. LABOR MATTERS. Except to the extent set forth in Schedule 4.17, (a) there is no unfair labor practice charge, complaint or decision against any member of the MRI Group pending before or issued by the National Labor Relations Board or any other federal agency, authority or tribunal; (b) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against or affecting any member of the MRI Group and no member of the MRI Group has experienced any such labor controversy within the last five years;
(c) no member of the MRI Group is a party to any collective bargaining agreement or contract with any labor union and, to the knowledge of any of Seller Parent, Seller and the MRI Group, no union representation question has been raised by the employees of the MRI Group; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending; (e) no event has occurred, and no member of the MRI Group will take any action prior to the Closing, which would require notification after the date hereof to employees under the Worker Adjustment and Retraining Act of 1988 and the regulations promulgated thereunder or which would require notification under any collective bargaining agreement or law; (f) there is no other controversy pending between any member of the MRI Group and any of its employees, including, without limitation, claims arising under any local, state or federal labor and employment laws; (g) no member of the MRI Group has any obligation to continue the employment of any employee or the funding of any employee benefits who or which is the subject or beneficiary of any collective bargaining agreement in the event of termination of any contract for the provision of goods or services in the geographic area related to such collective bargaining agreement; (h) no member of the MRI Group is a party to any written employment or consulting contract or agreement with any Person nor are any such contracts or agreements presently being negotiated; (i) to the knowledge of any of Seller Parent, Seller and the MRI Group there are no campaigns being conducted to solicit cards from any employees or election petitions pending with respect to of any member of the MRI Group to authorize representation by any labor organization; (j) no member of the MRI Group is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices; and (k) each member of the MRI Group has complied with all provisions of applicable laws or regulations pertaining to the employment of employees and access to facilities, including without limitation, relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts.

    SECTION 4.18.  EMPLOYEE BENEFIT PLANS.

         (a) Schedule 4.18 sets forth a true and complete list of each employee benefit plan within the meaning of Section 3(3) of ERISA and all other employee benefit plans, programs, policies, contracts or arrangements, whether or not subject to ERISA, for employees or former employees of the MRI Group and any entity required to be aggregated with the MRI Group pursuant to Section 414 of the Code (each, a "Commonly Controlled Entity") as to which the MRI Group is a party or obligated to contribute or has any actual or contingent liability (collectively, the "Employee Benefit Plans"). Each Employee Benefit Plan has been maintained and operated in substantial compliance with all applicable laws and its terms. No member of the MRI Group is a party to an Employee Benefit Plan which is a defined benefit plan.

         (b) Except as set forth in Schedule 4.18, no "party in interest" (as such term is defined in Section 3(14) of ERISA) or "disqualified person" (as such term is defined in Section 4975(e) of the Code) with respect to any of the Employee Benefit Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which would subject the Buyer, the MRI Group, any of the Employee Benefit Plans, any trusts thereunder, any trustee, custodian or administrator thereof, any person or entity holding or controlling assets of any of the Employee Benefit Plans, any party in interest or disqualified person or any other person or entity dealing with such Employee Benefit Plans to any tax, penalty or other cost or liability of any kind.

         (c) Except as set forth in Schedule 4.18, there is no matter relating to any Employee Benefit Plan of the MRI Group which is pending before the Internal Revenue Service, United States Department of Labor or Pension Benefit Guaranty Corporation.

         (d) Except as set forth in Schedule 4.18, no member of the MRI Group has or will have any liability for post-retirement health or life insurance benefits, whether under COBRA or otherwise.

         (e) Any Plan intended to be "qualified" (within the meaning of Section 401(a) of the Code) either (x) has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of Seller Parent, Seller and the MRI Group, no event has occurred or condition exists which could reasonably be expected to result in the revocation of such determination letter, or (y) is the subject of an application for such determination letter and, to the knowledge of Seller Parent, Seller and the MRI Group, no event has occurred or condition exists which could reasonably be expected to result in the denial of such letter.

         (f) Neither Seller Parent, Seller, the MRI Group nor any Commonly Controlled Entity has incurred any withdrawal liability with respect to any Employee Benefit Plan which is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and the termination of or a withdrawal from all such multiemployer plans as of the Closing Date would not subject the MRI Group or the Buyer to any liabilities under Title IV of ERISA.

         (g) Except as set forth in Schedule 4.18, no Employee Benefit Plan provides for an increase in benefits other than in the ordinary course of business on or after the Closing Date and each Employee Benefit Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities accrued through the date of such amendment or termination for which specific assets have been set aside in trust or in any other funding vehicle or reserved for on the Financial Statements to the extent required by GAAP).

         (h) Except as set forth in Schedule 4.18 or as specifically provided in this Agreement, no Employee Benefit Plan provides for the payment to any Transferred Employee (as defined in Section 6.10(a)) of any money or other property or rights or the acceleration of any other rights or benefits to any such employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

         (i) With respect to the employees of the MRI Group (a list of which is set forth in Schedule 4.18) who are signatories to those certain letter agreements between such employees and Quantum Restaurant Group, Inc. (the former name of Seller Parent) relating to the payment of "special bonuses" (the "Special Bonus Letters"), no member of the MRI Group shall, after the Closing Date, have any obligation to such employees for severance, accrued vacation, bonus or other payments that might otherwise be payable to such employees upon the termination, voluntary or otherwise, of their employment, except for vested pension entitlements; provided, however, that the representation set forth in this Section 4.18(i) shall have no form or effect with respect to those employees whose employment is not terminated within 15 days after the Closing Date. Each member of the MRI Group shall be a third party beneficiary of the Special Bonus Letters.

    SECTION 4.19. LITIGATION. Except as set forth in Schedule 4.19 or for matters totally covered by insurance (excluding consideration of any deductibles), there are no claims, demands, summons, subpoenas, inquiries, investigations, actions, suits, or proceedings of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of Seller Parent, Seller and any member of the MRI Group, threatened, against any member of the MRI Group relating to this Agreement or the transactions contemplated hereby or to the Business or with respect to any Employee Benefit Plan, at law or in equity or before or by any federal, state, local, or foreign court or other governmental department, commission, board, agency, instrumentality or authority, nor any arbitration or mediation proceeding, in each case including, without limitation, any claims relating to environmental matters. No member of the MRI Group is the named subject of any judgment, order, writ, injunction or decree of any court or governmental body.

    SECTION 4.20. COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.20, each of Seller and the MRI Group is not in violation of, nor has it received any written notice claiming it is in violation of, any order, law, ordinance, statute, rule or regulation applicable to it, or to the Business or any of the property or assets of the MRI Group.

    SECTION 4.21.  ENVIRONMENTAL MATTERS.  Except as set forth in Schedule
4.21:

         (a) all activities of the MRI Group, with respect to properties owned, operated, managed, occupied or used by any member of the MRI Group, have been conducted in compliance with all applicable federal, state and local environmental, health and safety laws, regulations, judgments, orders, agreements and permits, and all applicable environmental permits for the Business have been obtained and are in effect;

         (b) none of Seller Parent, Seller and the MRI Group has knowledge of, is aware of, or has received direct or indirect written notification from any governmental authority or from any other party with respect to, any pending or threatened litigation or administrative actions relating to the Business or any current existing or past uncorrected violations of any federal, state or local environmental, health or safety laws, regulations, judgments, orders, agreements or permits relating to the Business;

         (c) none of Seller Parent, Seller and the MRI Group has knowledge that, is aware that, or has received direct or indirect written notification from any federal, state or local environmental agency or any private entity or other person asserting that, a MRI Group member has any potential investigation, cleanup, remediation, cost-recovery or contribution liability for any site (as an owner, operator, transporter, generator or party that arranged for treatment or disposal) due to the alleged release or threatened release at or from that site of any hazardous substance, hazardous waste, toxic substance, petroleum, asbestos, PCB's, hazardous material or other such substance as defined or regulated by any federal, state or local environmental, health or safety law, regulation, judgment, order, agreement or permit, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., and any state law analogues, and, to the knowledge of Seller Parent, Seller and the MRI Group, there is no currently or formerly existing event or condition that would reasonably be expected to result in such an assertion being made in the future; and

         (d) no member of the MRI Group has contractually assumed from any non-governmental entity any liabilities or obligations under any federal statute or local environmental, health or safety law, regulation, judgement, order, agreement or permit.

    SECTION 4.22. DISCLOSURES. None of the representations or warranties by Seller Parent and Seller herein or in any Schedule attached hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    SECTION 4.23. TRANSACTIONAL EFFECT. The sale of the Shares pursuant to this Agreement will not result in any liability of Buyer or any of its agents, shareholders or lenders to creditors or shareholders of Seller Parent or Seller and will not result in any lien upon or claim to the Shares or any assets of the MRI Group in favor of creditors or shareholders of Seller Parent or Seller.

    SECTION 4.24. SUFFICIENT ASSETS. Except as set forth in Schedule 4.24, the MRI Group has all of the non-monetary assets, tangible or intangible, necessary for the continued operation and conduct of the Business as now being conducted, regardless of whether such assets are set forth in the Financial Statements.

    SECTION 4.25. OPERATION OF THE BUSINESS. Except as set forth in Schedule 4.25, the Business has been conducted only through the MRI Group and not through any division or direct or indirect subsidiary or Affiliate of Seller Parent or the Seller.

    SECTION 4.26. BROKERS AND FINDERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller Parent or the Seller or their respective Affiliates other than Lazard Freres & Co. LLC and Schulte Roth & Zabel LLP (the responsibility for the payment of each of which shall be that of Seller), and no broker or finder acting on behalf of Seller will have any valid claim against the Buyer for any brokerage or finder's commission.

    SECTION 4.27. LIMITATION ON SELLER PARENT'S AND SELLER'S REPRESENTATIONS AND WARRANTIES. Notwithstanding anything contained herein to the contrary, the parties agree that the representations and warranties of Seller and Seller Parent contained in this Article IV are strictly limited as follows:

         (a) SELLER'S KNOWLEDGE. As used herein, all references to "Seller's knowledge" means the actual knowledge of the Seller's and Seller Parent's executive officers after reasonable inquiry which shall include inquiries of management employees of Seller Parent, Seller and the MRI Group.

         (b) REPOSITIONED SUBSIDIARIES. No representation or warranty is made by Seller Parent or the Seller with respect to any of the Repositioned Subsidiaries.

         (c) SCHEDULES. An item included on any Schedule shall be deemed to be included on all Schedules to which such item is applicable.

    SECTION 4.28. TRAC AGREEMENT. No event or condition presently exists which constitutes a default or breach, or, after notice or lapse of time or both, would constitute a default or breach by Seller Parent, Seller or any member of the MRI Group under the TRAC Agreement (as defined in Section 9.9 hereof), and neither Seller Parent, Seller nor any member of the MRI Group will do any act or omit to do any act which would cause such a default or breach.


                                      ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller Parent and Seller as follows:

    SECTION 5.1. CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and to carry out its business as it is presently contemplated to be conducted. Buyer was formed for the purpose of acquiring the MRI Shares and operating the Business and has not conducted any business other than in connection with its formation, the transactions contemplated in this Agreement and the Borrowing.

    SECTION 5.2. AUTHORITY. Buyer has all requisite corporate right, power and authority to execute, deliver and perform this Agreement and the Related Agreements and all other agreements necessary to effectuate the provisions of this Agreement (including in connection with the Borrowings). The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been (or will be) duly and validly authorized and approved by all necessary corporate action. This Agreement and the Related Agreements have been (or will be) duly and validly executed and delivered by Buyer and constitute (or upon execution and delivery thereof will constitute) the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or as may be modified by a court of equity in an action for specific performance.

    SECTION 5.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement by Buyer will not (with or without the giving of notice or the passage of time, or both), (i) violate any applicable provision of law or any rule or regulation of any federal, state or local administrative agency or governmental authority applicable to Buyer, or any order, writ, injunction, judgment or decree of any court, administrative agency or governmental authority applicable to Buyer,
(ii) violate the Certificate of Incorporation or Bylaws of Buyer, (iii) require any consent under or constitute a default under any agreement, indenture, mortgage, deed of trust, lease, license, permit or other instrument to which Buyer is a party or by which it or any of its properties or assets is bound, or any license, permit or certificate held by it, or (iv) require any consent or approval by, notice to or registration with any governmental authority other than the appropriate filings pursuant to the HSR Act, if required, and the expiration of the applicable waiting period thereunder or (v) result in the creation of any lien, claim, encumbrance or charge upon any property or assets of Buyer. No part of this Section 5.3 shall apply to any consent or approval required to be delivered by Seller Parent or Seller pursuant to Section 8.1(vii).

    SECTION 5.4. LITIGATION. Buyer is not engaged in, nor is there pending or, to Buyer's knowledge, threatened, any action, dispute, claim, litigation, arbitration, investigation or other proceeding at law or in equity or before any governmental or other administrative agency against or involving Buyer or which could affect Buyer's ability to perform any of its payment or other obligations hereunder or the transactions contemplated by this Agreement.

    SECTION 5.5. INVESTMENT INTENT. Buyer is acquiring the MRI Shares for its own account for investment and not with a view to, or for resale in connection with, the distribution thereof, nor with any present intention of distributing or selling the MRI Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, and/or any applicable state securities laws, except pursuant to an exemption from registration under such Act and such laws.

    SECTION 5.6. BUYER'S INVESTIGATION. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the MRI Group. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed decision with respect to this Agreement and the transactions contemplated hereby and Buyer acknowledges that Seller Parent, Seller, and the MRI Group have allowed Buyer such access as has been requested by Buyer to the personnel, properties, premises and records of the MRI Group for this purpose. To the extent expressly permitted hereafter under this Agreement, Buyer will undertake such further investigation as it deems necessary. Buyer acknowledges that in entering into this Agreement, in acquiring the Shares and in consummating the other transactions contemplated herein, Buyer has relied solely upon its own investigation analysis and, to the extent expressly permitted by this Agreement, the representations and warranties contained in this Agreement and that none of Seller Parent, Seller, and the MRI Group (or their agents, officers, directors, employees, Affiliates or representatives) has made any representation or warranty as to the MRI Group or the Business, except as expressly set forth in this Agreement.

    SECTION 5.7. BROKERS AND FINDERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer other than Equitable Securities Corporation and Baker, Donelson, Bearman & Caldwell (the responsibility for the payment of each of which shall be that of Buyer), and no broker or finder acting on behalf of Buyer will have any valid claim against Seller or Seller Parent for any brokerage or finder's commission.

    SECTION 5.8. NO RELIANCE. Buyer represents, warrants and agrees that Buyer is purchasing the MRI Group as a going concern and is not relying on any forecasted operating results or budgets prepared by any other Person but rather upon its own plan of operations and financial forecasts for the MRI Group.

    SECTION 5.9. FINANCING COMMITMENT. As of the date of this Agreement, Buyer knows of no facts or circumstances that are likely to result in any of the conditions precedent to the Borrowings not being satisfied.


    SECTION 5.10. SOLVENCY. Upon the consummation of the transactions contemplated by this Agreement, Buyer will be solvent.

    SECTION 5.11. NO HSR FILING. No filing under the HSR Act is required due to Buyer's failure to meet the condition set forth in 15 USC Section 18a(a)(2).

    SECTION 5.12. LIQUOR LICENSES. As of the date of this Agreement, Buyer knows of no circumstances or facts that are likely to prevent Buyer from obtaining within the time periods contemplated by this Agreement all necessary and required governmental consents and approvals pursuant to applicable federal, state or municipal laws, regulations or ordinances relating to liquor licenses.

                              ARTICLE VI

                   FURTHER COVENANTS AND AGREEMENTS

    SECTION 6.1. COVENANTS OF SELLER PARENT AND SELLER PENDING THE CLOSING. Seller Parent and Seller covenant and agree that, pending the Closing and prior to the termination of this Agreement, and except (i) with respect to the Repositioned Subsidiaries, (ii) with respect to the Current Assets and Liabilities or (iii) as otherwise agreed to in writing by Buyer, Seller Parent and Seller shall or, as appropriate, shall cause each member of the MRI Group to:

         (a) Conduct the Business solely in the ordinary course and consistent with the past practices of the MRI Group;

         (b) Promptly notify Buyer (i) of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against any member of the MRI Group or its directors or officers, involving or affecting in any way the Shares, the Business or any of the assets of the MRI Group and (ii) of any facts or circumstances which come to its attention and which cause, or through the passage of time may cause, any of the representations and warranties set forth in Article IV to be untrue, incomplete or misleading at any time from the date of this Agreement to the Closing;

         (c) Continue to maintain and service the physical assets used by the MRI Group in the conduct of the Business consistent with its past practices;

         (d) Use their reasonable efforts to keep available the services of each member of the MRI Group's present employees and agents and to maintain the relations and goodwill with the suppliers, distributors and any others having business relations with the MRI Group in connection with the Business;

         (e) Use their commercially reasonable efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth in Schedule 5.3. All such consents will be in writing and executed counterparts thereof will be delivered to Buyer at or prior to the Closing;

         (f) Without liability to Seller Parent or Seller or the MRI Group (in the event the Closing shall not occur) or any of their respective officers, directors or agents, fully cooperate with Buyer (at Buyer's sole expense) in Buyer's obtaining financing in conjunction with the Borrowings, including assisting in obtaining consents or approvals necessary to effectuate the Borrowings and complying with the provisions of that certain agreement of even date herewith by and among Creditanstalt Small Business Investment Corporation,

Gregory M. Buckley, F-Peasant, L.L.C. and Seller relating, among other things, to the pledge of stock of MRI by the parties thereto; PROVIDED, that such cooperation shall not include the provision of any legal opinion and in no event shall any amendment of or waiver under this Agreement or any of the Related Agreements be required;

         (g) Provide Buyer's officers, employees, counsel, accountants and other representatives with full access to, during normal business hours, all of the books and records of the MRI Group, make available to representatives of Buyer knowledgeable employees of the MRI Group for reasonable periods of time to answer inquiries of such representatives with respect to Buyer's investigation of the MRI Group and permit such representatives of Buyer to consult with the officers, employees, accountants and counsel of Seller; provided that no such activities shall unreasonably interfere with the operation of the Business;

         (h) At all times prior to the Closing, promptly notify the Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article VIII to be satisfied, promptly upon becoming aware of the same; and

         (i) Provide to Buyer copies of any monthly or other periodic statements of assets and liabilities and statements of income and retained earnings (including any related notes thereto) pertaining to the MRI Group as may be regularly prepared in the ordinary course of the Business.

    SECTION 6.2. COVENANTS OF BUYER PENDING THE CLOSING. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Seller:

         (a) Buyer shall not engage in any business activities or conduct any operations other than in connection with the transactions contemplated herein and the Borrowings;

         (b) Buyer shall use its commercially reasonable efforts to cause all of the conditions to the obligations of Seller and Seller Parent under this Agreement to be satisfied on or prior to the Closing Date and to obtain, prior to the Closing, all consents of all third parties and governmental authorities set forth on Schedule 4.5. All such consents will be in writing and executed counterparts thereof will be delivered to Seller and Seller Parent at or prior to the Closing;

         (c) Buyer shall use its best efforts to consummate the Borrowings and promptly disclose to Seller and Seller Parent any information which would make fulfillment or performance of Buyer's Borrowings unlikely or impossible.

         (d) Buyer shall use its best efforts to obtain all necessary and required governmental consents and approvals pursuant to applicable federal, state or municipal laws, regulations or ordinances relating to liquor licenses.

         (e) Buyer agrees to execute and deliver on the Closing Date the guarantee agreement (the "Guarantee Agreement") in the form attached hereto as Exhibit B, pursuant to which Buyer will guarantee the obligations of PRIACQ pursuant to the PRI Agreement and the PRI Note.

    SECTION 6.3. FILINGS. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions, including, at Buyer's sole expense, filings for applicable liquor licenses under the laws of the State of Georgia, to the extent that such filings are necessary to consummate the transactions contemplated hereby and will use its reasonable efforts to take all other actions necessary to consummate the transactions contemplated hereby in a manner consistent with applicable law. Each of the parties hereto will furnish to the other party (at such requesting party's sole expense) such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

    SECTION 6.4. EFFECTIVE TIME OF CLOSING AND TRANSFER. The Closing shall be effective for all purposes as of the close of business on the Closing Date.

    SECTION 6.5. ANNOUNCEMENTS. Except as expressly contemplated by this Agreement or as set forth in the following sentence, the parties will mutually agree as to the time, form and content before issuing any press releases or otherwise making any public statements or statements to third parties with respect to transactions contemplated hereby and shall not issue any press release or, except as necessary to perform their respective obligations hereunder, discuss the transactions contemplated hereby with any third party prior to reaching mutual agreement with respect thereto, except as may be required by law. Notwithstanding the foregoing, (i) in the event prior to the Closing any party hereto is advised by counsel in connection with the rules of any stock exchange on which such party's securities are traded to make a statement with respect to the transactions contemplated herein, such party shall consult with the other party hereto prior to making such statement, and
(ii) Buyer acknowledges that upon the execution of this Agreement by the parties hereto Seller Parent will file with the Securities and Exchange Commission a description of the transactions contemplated hereunder on Form 8-K.

    SECTION 6.6. COSTS AND EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own costs and expenses (including legal fees and expenses) incurred in connection with due diligence reviews, the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered hereunder, and all other matters relating to the transactions contemplated hereby. All transfer and intangible taxes, if any, in connection with the sale and delivery of the Shares hereunder shall be paid one-half by Seller and one-half by Buyer.

    SECTION 6.7. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take or cause to be taken all necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the transactions contemplated hereby.

    SECTION 6.8.   COOPERATION AND PRESERVATION OF RECORDS.

         (a) The parties covenant that they will cooperate with each other after the Closing to provide each other with reasonable information relating to the Business. From and after the Closing Date, all books, records and documents which were not acquired by Buyer pursuant to this Agreement and which directly relate to the Business shall be available during regular business hours, upon reasonable notice, to the officers, attorneys, accountants and other authorized representatives of Buyer. Subject to the following, Seller shall, for a period of at least six years from and after the Closing Date, maintain and preserve all such books, records and documents. If upon or prior to the end of six years Seller desires to dispose of any such records, Seller shall give Buyer not less than sixty days prior written notice specifying the categories desired to be destroyed and shall give Buyer reasonable access to inspect such records, and Buyer shall have the right to remove, at Buyer's expense, any records covered by such notice it may desire to retain. Any records not removed within one hundred twenty days after the date of the mailing of the notice to Buyer by Seller may be disposed of, without further obligation to Buyer under this subparagraph (a). Seller acknowledges and agrees that the books and records of Seller Parent, Seller and the MRI Group relating to the employees of the MRI Group shall be acquired by Buyer pursuant to this Agreement; provided, that Buyer acknowledges and agrees that Seller may make and retain a copy of such books and records relating to such employees.

         (b) From and after the Closing Date, all books, records and documents which were acquired by Buyer pursuant to this Agreement and/or which directly relate to the Business shall be available during regular business hours, upon reasonable notice, to the officers, attorneys, accountants and other authorized representatives of Seller. Subject to the following, Buyer shall for a period of at least six years from and after the Closing Date, maintain and preserve all such books, records and documents. If upon or prior to the end of six years Buyer desires to dispose of any such records, Buyer shall give Seller not less than sixty days prior written notice specifying the categories desired to be destroyed and shall give Seller reasonable access to inspect such records, and Seller shall have the right to remove, at Seller's expense, any records covered by such notice it may desire to retain. Any records not removed within one hundred twenty days after the date of the mailing of the notice to

Seller by Buyer may be disposed of, without further obligation to Seller under this subparagraph (b).

         (c) In the event Seller Parent or Seller is required to defend any action, suit or proceeding arising out of a claim pertaining to the Business which involves actions or events occurring prior to the Closing Date, Buyer shall provide assistance and cooperation to Seller and Seller Parent, including witnesses and documentary or other evidence, as may reasonably be requested by Seller Parent or Seller in connection with its defense. Seller Parent and Seller shall reimburse Buyer for its reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred in providing such assistance and cooperation.

         (d) In the event Buyer is required to defend against any action, suit or proceeding arising out of a claim pertaining to the Business which involves actions or events occurring after the Closing Date, Seller Parent and Seller shall provide assistance and cooperation to Buyer, including witnesses and documentary or other evidence, as may reasonably be requested by Buyer in connection with its defense. Buyer shall reimburse Seller Parent and Seller for their reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred in providing such assistance.

         (e) Until the final adjudication or settlement of any dispute or investigation involving Taxes arising out of the Business or the operations or affairs of the MRI Group prior to the Closing Date, Buyer will cause the MRI Group to maintain all tax books and records of the MRI Group relating to the Business or to the operations and affairs of the MRI Group before the closing on a basis consistent with past practice, but in any event until final closing or remedy is reached with respect to any such tax year.

         (f) Without the prior written consent of Seller Parent, Buyer shall take no action and Buyer shall cause the MRI Group to refrain from taking any action that affects any Tax return or tax liability of Seller Parent, including without limitation amending any Tax return of the MRI Group covering any period or periods ending on or prior to the Closing Date or, with respect to any period that includes (but does not end on) the Closing Date, the portion of the period that ends on the Closing Date, or settling any examination, administrative appeal or judicial action with respect to any such return. In the event MRI or any MRI Subsidiaries shall receive any notice of examination, proposed deficiency, statutory notice of deficiency or other communication from any taxing authority with respect to any Tax liability or return of MRI or any MRI Subsidiary for any period ending prior to or on the Closing Date or, with respect to any period that includes (but does not end on) the Closing Date, the portion of such period that ends on the Closing Date, Buyer shall cause such communication to be immediately forwarded to Seller Parent and shall cause MRI and the MRI Subsidiaries to cooperate with Seller Parent in permitting Seller Parent to control, at its expense, the response to and defense of any matter reflected on such communication that could affect the Tax return or Tax liability of Seller Parent (including liability under Section 6.15 hereof) provided that Seller Parent shall not consent (without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed) to any settlement that may reasonably be expected to have a material adverse effect on the Taxes of a member of the MRI Group with respect to the period after the Closing Date for which such member may not seek indemnity under this Agreement.

    SECTION 6.9. LIMITATION OF LIABILITIES. From and after the Closing Date, except as expressly provided for in this Agreement, neither Seller Parent nor Seller shall have any obligation or liability whatsoever relating to the Business or the properties or assets of any member of the MRI Group attributable to events occurring after the Closing Date, including, without limitation, obligations or liabilities for any deductibles with respect to any insurance policies (including, without limitation, any arrangement between any member of the MRI Group, on the one hand, and Seller and/or Seller Parent, on the other hand, with respect to self-insurance) and obligations or liabilities under any guaranties by Seller and/or Seller Parent of the MRI Group's worker's compensation or other obligations or liabilities. Buyer shall release, indemnify and hold Seller and Seller Parent and each of their respective successors, assigns, directors, officers and employees harmless from all such obligations and liabilities (including the cost of defense thereof and reasonable attorneys' fees and expenses incurred in litigation or otherwise) that are alleged against or might otherwise be imposed on Seller or Seller Parent. Before the Closing, Buyer shall use its best efforts to provide a substitute guaranty or other arrangement to release Seller and Seller Parent from any liability or obligation under any guaranty of the MRI Group's worker's compensation obligations. In addition, on or prior to the Closing, Buyer will obtain, or will cause the MRI Group (at Buyer's sole expense) to obtain, (a) one or more insurance policies or other arrangements covering all liabilities and obligations associated with worker's compensation claims by employees of the MRI Group and (b) replacement letters of credit or surety bonds for those letters of credit or surety bonds identified (by issuer, amount and payee) in Schedule 6.9 which Seller Parent has caused to be issued on behalf of the MRI Group.

    SECTION 6.10.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

         (a) TRANSFERRED EMPLOYEES. The term "Transferred Employees" shall refer to (i) the direct, common law employees of the MRI Group (other than those on long-term disability, layoff or on a leave of absence with no prior agreement or understanding to return to employment with the MRI Group at the end of such disability, layoff or leave) and (ii) any other employee of Seller or Seller Parent who, with the permission of Seller prior to the Closing Date, is offered employment with the MRI Group by Buyer and who accepts such offer of employment.

         (b) SERVICE CREDIT. Buyer agrees that Transferred Employees' service with the MRI Group, Seller Parent or any Affiliate or predecessor of the MRI Group or Seller Parent shall be credited in determining eligibility and vesting (but not benefit accruals) under any employee benefit plans, programs, policies or arrangements covering such Transferred Employees established, continued, or otherwise sponsored by MRI or Buyer after the Closing Date, to the extent such service was credited for any such purpose by the MRI Group as of December 1, 1996.

         (c) BENEFIT PLANS. Seller and Seller Parent shall retain responsibility for and continue to pay (if not covered by insurance) all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such employees or their covered dependents prior to or on the Closing Date. Expenses and benefits with respect to welfare claims incurred by Transferred Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer in accordance with the terms of Buyer's plans (if any) which are applicable to such claims and employees. For purposes of this subsection (c), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs and; in the case of a hospital stay, when the employee first enters the hospital. Buyer and the MRI Group assume no liability whatsoever with respect to retiree health benefits or rights which exist or may exist as of the Closing Date under any Employee Benefit Plan maintained by Seller Parent or Seller, and any retiree health benefits for which Buyer or the MRI Group may be held liable based on events, representations or communications prior to or on the Closing Date, whether actual, intended or merely perceived or alleged, shall be and remain liabilities of Seller Parent and its Affiliates other than the MRI Group.

         (d) COOPERATION AND TEMPORARY SUPPORT. Seller Parent will cooperate with Buyer to transfer such employee records as may be reasonably necessary to facilitate the transactions contemplated by this Agreement or as otherwise may be necessary in compliance with applicable law. Buyer agrees to maintain such records in confidence as required by applicable law.

         (e) NO CLAIMS BASED ON AGREEMENT. No person (other than parties to this Agreement), including without limitation Transferred Employees, former employees of the MRI Group, and their spouses and beneficiaries, shall have, acquire or be entitled to assert any right or claim, as third party beneficiary or otherwise, under or based on any of the provisions of this section against any party to this Agreement (or any of their Affiliates).

    SECTION 6.11.  DISTRIBUTIONS AND DIVIDENDS.   Notwithstanding any other
provision of this Agreement to the contrary, from and after the date hereof, neither MRI nor any of the MRI Subsidiaries shall be entitled to declare and pay dividends (other than from Current Assets in the ordinary course of business) and make other distributions to its respective parent corporation; provided, however, that MRI may make distributions or dividends of the Repositioned Subsidiaries; and further provided that MRI shall have no liability for (a) any Taxes resulting from or attributable to such dividends or distributions and (b) any payments to be made after the Closing Date under any real estate or equipment leases relating to restaurants owned or operated by the Repositioned Subsidiaries.

    SECTION 6.12. TRANSFER OF BANK ACCOUNTS. The parties stipulate and agree that, effective as of the Closing, the bank accounts identified by an asterisk(*) in Schedule 4.13 shall be transferred as directed by Seller to Seller Parent, Seller or any other Affiliate of Seller that is not a member of the MRI Group, and Buyer shall take necessary and appropriate actions to establish the requisite operating accounts for the operation of the MRI Group following the Closing.

    SECTION 6.13. RESERVES AND WRITEUP OR WRITEDOWN OF ASSETS OR LIABILITIES. Seller Parent and Seller will not cause any member of the MRI Group to change any of its accounting reserves and will not write up or down any of its assets or liabilities, other than as reflected in the Financial Statements or as required by GAAP.

    SECTION 6.14. TAX ALLOCATION AGREEMENT. Seller Parent and Seller shall take such action as is necessary to insure that, from and after the Closing Date, no member of the MRI Group shall be a party to, or have any liability under, any tax allocation or sharing agreement to which Seller Parent and Seller shall also be parties, and the certificates to be delivered by Seller Parent and Seller pursuant to Section 8.3 shall contain a statement to that effect.

    SECTION 6.15.  CERTAIN TAX MATTERS.

         (a) Notwithstanding Section 10.1(b), Seller Parent and Seller shall be responsible for and shall indemnify and hold the MRI Group and Buyer harmless from and against any liability for federal, state or local Taxes (including, without limitation, interest and penalties imposed thereon as well as reasonable legal, accounting and other expenses; provided that Buyer and the MRI Group shall be paid their legal, accounting and other expenses only if Seller Parent or Seller shall not have paid such liabilities within thirty days of being notified in writing of the same) sustained by Buyer or any member of the MRI Group to the extent that such liability relates to (i) any tax period ending prior to or on the Closing Date other than Taxes imposed on transactions, if any, occurring on the Closing Date subsequent to the Closing, (ii) any Straddle Period Taxes (as defined below) that relate to the portion of the taxable period ending on the Closing Date other than Taxes imposed on transactions, if any, occurring on the Closing Date subsequent to the Closing, and (iii) any taxes for which any member of the MRI Group is liable pursuant to Treas. Reg. Section 1.1502-6 (or any similar portion of state, local or foreign law) in connection with having been a member of a consolidated group immediately prior to the Closing Date.

         (b) For purposes of this Section, "Straddle Period Taxes" are any federal, state or local Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date and the portion of the Straddle Period Taxes that relate to the portion of the taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date determined on the basis of an interim closing of the books on the Closing Date. Exemptions, allowances and deductions that are calculated on an annual basis, such as for depreciation, shall be apportioned on a daily basis. Buyer and the MRI Group shall be responsible for Straddle Period Taxes attributable to the portion of any taxable period beginning on the Closing Date.

         (c) Seller Parent or Seller shall cause to be prepared and filed all Tax returns that include any member of the MRI Group for all taxable periods of any member of the MRI Group that end on or before the Closing Date; PROVIDED, HOWEVER, that Buyer and the members of the MRI Group will not be consulted with respect to any Tax returns filed by or on behalf of Seller Parent or Seller. Buyer shall cause to be prepared and filed all Tax returns that include any member of the MRI Group for taxable periods ending after but including the Closing Date; provided, however, that no such Tax returns shall be filed prior to the receipt of a written consent from Seller Parent, which consent shall not be unreasonably withheld or delayed.

         (d) Any refunds or credits of Taxes of any member of the MRI Group attributable to any taxable period ending on or before the Closing Date shall be for the account of Seller Parent and Seller. Any refunds or credits of Taxes of any member of the MRI Group attributable to any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of any member of the MRI Group attributable to a taxable period that includes (but does not end on) the Closing Date shall be allocated between Seller Parent, Seller and Buyer in accordance with the methodology set forth in
Section 6.15(b).

    SECTION 6.16. FORGIVENESS OF INTERCOMPANY INDEBTEDNESS. Simultaneously with the Closing, Seller Parent and Seller shall cause the forgiveness of all intercompany indebtedness between any member of the MRI Group and Seller Parent or Seller (or any of their respective Affiliates), and the certificates to be delivered by Seller Parent and Seller pursuant to Section 8.3 shall contain a statement to that effect.

    SECTION 6.17. EXTRAORDINARY COMPENSATION. In the event that, as a result of the consummation of the transactions contemplated hereunder, any employee, officer or director of the MRI Group shall be entitled to any severance, bonus or other extraordinary payment, such payment shall be made by Seller Parent or Seller, and no member of the MRI Group shall have any liability therefor.

    SECTION 6.18. STOCKHOLDERS AGREEMENT. On the Closing Date, Buyer, Seller and the shareholders of Buyer shall execute and deliver a shareholders' agreement (the "Stockholders Agreement"), in the form attached hereto as Exhibit C.

    SECTION 6.19. LICENSE AGREEMENT. On the Closing Date, MRI shall grant to Seller or its designee or designees a royalty-free license with respect to the use of the Intellectual Property (the "License Agreement"), in the form attached hereto as Exhibit D.

    SECTION 6.20. TERMINATION OF CERTAIN AGREEMENTS. On or before the Closing Date, the Seller Parent and Seller shall terminate all management and other agreements between the Seller Parent or Seller and its Affiliates, on the one hand, and applicable members of the MRI Group, on the other hand, and the certificates to be delivered by Seller Parent and Seller pursuant to Section 8.3 shall contain a statement to that effect.

    SECTION 6.21. OTHER BUSINESS INDEMNIFICATION. Seller Parent and Seller shall indemnify, defend and hold harmless the Buyer and each member of the MRI Group from and against all third party claims (which may be attributable to events occurring before or after the Closing Date) related to (i) the Repositioned Subsidiaries, (ii) any subsidiary of MRI liquidated or distributed to Seller or its designee prior to the Closing Date or (iii) any restaurant owned by MRI which shall have been closed prior to the Closing Date.

    SECTION 6.22. LEASE GUARANTIES. Each of the parties hereto covenants and agrees that it will use its best efforts to obtain the release of those parties set forth on Schedule 6.22 as guarantors of the equipment or real estate lease obligations also set forth on Schedule 6.22 (which shall include any guaranties made by any member of the MRI Group with respect to the obligations of any of the Repositioned Subsidiaries or other Affiliates of Seller Parent). Any party (including any Affiliate thereof following the Closing) hereto which is a lessee further covenants and agrees that, in the event any of such guaranties shall not be released, such party (i) shall not, nor permit any of its Affiliates, including any Affiliates thereof following the Closing, to, take or commit any act, or fail to perform any act, that will result in an obligation under any of such guaranties and (ii) shall indemnify the guarantor with respect to any obligation thereunder. In the event that Seller Parent shall be required to guarantee the performance of Mick's at Cumberland Mall, Inc., as lessee, under that certain lease between Mick's at Cumberland Mall, Inc. and U.K. LaSalle, Inc., as lessor, because of an insufficient net worth (as defined in such lease) of Buyer and as an inducement to lessor to consent to the assignment (as defined in the lease) of the lease to Buyer, Buyer shall, during the term of such guaranty, indemnify Seller Parent with respect to any default under the lease.

    SECTION 6.23. ESTOPPEL CERTIFICATES. Seller Parent and Seller shall use reasonable efforts (without the obligation to incur any expense other than its attorneys fees) to obtain from each lessor under those real property and equipment leases set forth in Schedule 4.12 to deliver to Buyer, on or before the Closing Date, estoppel certificates substantially in the form attached hereto as Exhibit E.

    SECTION 6.24. MORTON'S STOCK OPTIONS. All options to purchase stock of Seller Parent granted to any employee of the Business shall expire or vest solely in accordance with the plan and/or agreement pursuant to which such options were issued.

    SECTION 6.25. RELEASE. From and after the Closing Date, Buyer hereby releases, remises and forever discharges each of the directors and officers of each member of the MRI Group from and against any and all actions, causes of action, suits, damages, judgments, executions, liabilities, claims and demands whatsoever, at law or in equity, in connection with the Business as it was operated prior to the Closing Date. For purposes of this Section 6.25, Buyer shall be deemed to include its Affiliates, subsidiaries, successors and permitted assigns.

    SECTION 6.26.  MERGER.  Buyer agrees to execute and deliver and to cause
MRI to execute and deliver on the Closing Date an agreement and plan of merger in a form which, together with an amended and restated certificate of incorporation of MRI attached thereto, shall (i) authorize for MRI a class of class A voting preferred stock, a class of class B nonvoting preferred stock, a class of common stock and a class of junior common stock, pursuant to which the preferred stock classes shall have equal per share liquidation preferences and, with the junior common stock, shall be convertible to common stock, (ii) the preferred, common and junior common classes shall be entitled to participate equally on an as if converted per share basis in any liquidation proceeds following payment to the preferred classes of their liquidation preferences, with the junior common stock class receiving, on a per share basis, 2.5% of the amounts receivable by the common stock and (iii) in general, Seller shall have a 19.9% fully diluted common stock interest in MRI following the merger, and the shareholders of Buyer shall divide the remaining 80.1% interest in proportion to their respective stock interests in the Buyer, with each shareholder of Buyer receiving stock of MRI of an identical class as such shareholder held in Buyer, except that the common stock interest held by Gregory M. Buckley in Buyer shall be converted to junior common stock of MRI. Buyer shall be merged into MRI, and Seller agrees to vote its stock of MRI to effectuate the merger pursuant to the Merger Agreement. In connection therewith, Seller agrees to cause MRI, not later than two (2) days prior to the Closing Date, to pre-file with the Secretary of State of Delaware an amended and restated certificate of incorporation of MRI to be effective upon the filing of the articles of merger.

    SECTION 6.27.  WORKMEN'S COMPENSATION OBLIGATIONS.  Seller Parent and
Seller shall indemnify Buyer and each member of the MRI Group with respect to and pay all workmen's compensation claims arising from the operation or conduct of the Business, to the extent such claims shall be attributable to events occurring prior to or on the Closing Date, within thirty days following the date of written notice thereof.


                                     ARTICLE VII

                                     TERMINATION

    SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a) By mutual written agreement executed by Seller, Seller Parent and Buyer;

         (b) By Seller, Seller Parent or Buyer at any time after February 28, 1997, if the Closing shall not have occurred and the party seeking termination has not materially breached or defaulted under this Agreement; provided, however, that in the event that the receipt by the MRI Group of liquor licenses from the State of Georgia and applicable political subsidiaries thereof shall not have been obtained by the Closing Date, there shall be no termination under this Section 7.1(b) prior to March 30, 1997;

         (c) By Seller, Seller Parent or Buyer, if any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have (i) failed to issue all liquor licenses required to consummate the transactions contemplated hereunder prior to March 30, 1997, or (ii) issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

         (d) By Buyer, if there has been a material violation or breach by Seller or Seller Parent of any covenant, agreement, representation or warranty contained in this Agreement which (i) singularly or in the aggregate, shall or would reasonably be expected to result in a material adverse impact on the Business and which is not curable by Seller or Seller Parent prior to Closing or has rendered the satisfaction of any condition to the obligations of Buyer impossible and (ii) in any of such events, has not been waived in writing by Buyer;

         (e) By Seller Parent and Seller, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which (i) is not curable by Buyer prior to Closing or has rendered the satisfaction of any condition to the obligations of Seller impossible and (ii) in either event, has not been waived in writing by Seller; or

         (f) Notwithstanding any provision of this Agreement to the contrary, Seller and Seller Parent shall have the absolute and unilateral right to terminate this Agreement and the PRI Agreement, without any liability hereunder or otherwise to Buyer or any of its Affiliates, if (i) the MRI Shares or the Business shall be sold (or Seller, Seller Parent or any member of the MRI Group shall enter into any agreement to sell) prior to or on the Closing Date and
(ii) Seller or Seller Parent shall pay, within three days following any such sale or the execution of any such agreement to sell, to Gregory M. Buckley, as the agent for the stockholders of Buyer, the sum of $1,000,000 in immediately available funds to such account as shall be designated in writing to Seller Parent and Seller. The total amount of payments to be made by Seller Parent or Seller pursuant to this Section 7.1(f) and Section 7.1(f) of the PRI Agreement shall not exceed $1,000,000.


    SECTION 7.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 7.1, written notice shall forthwith be given to the other parties and this Agreement (other than Section
6.6 and as provided in paragraph (b) below) shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties.
If this Agreement is terminated as provided herein:

         (a) All information received by Buyer with respect to the Business, the MRI Group, Seller Parent or any of their Affiliates shall be held confidential. All copies of such information in Buyer's possession or in the possession of any of its representatives shall be returned to Seller Parent or destroyed by Buyer. Buyer shall comply with the provisions set forth in the Confidentiality Agreement dated June 6, 1996, between Seller and Gregory M. Buckley.

         (b)  Any termination pursuant to subparagraph (b), (d) or (e) of
Section 7.1 shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise; provided, however, that in any action by a party hereto against any other party for specific performance or damages or to assert or enforce any of its rights or remedies hereunder, no shareholder (other than Seller Parent in its capacity as a party), director, officer, representative or agent of such other party shall have any liability in connection therewith;

         (c) Concurrently with the execution and delivery of this Agreement, Buyer and/or PRIACQ has delivered to Seller an irrevocable letter of credit issued by Creditanstalt - Bankverein in the amount of $250,000. Upon the Closing or if the Closing shall not have occurred because of (i) the failure of the MRI Group to receive all required liquor licenses, (ii) Buyer having rightfully and unilaterally terminated this Agreement pursuant to Section 7.1(b) or (d) hereof or (iii) a termination of this Agreement pursuant to Section 7.1(a) or (f) hereof, such letter of credit shall be returned to Buyer or PRIACQ, as appropriate. If the Closing does not occur as a result of the unilateral and rightful termination of this Agreement by Seller or Seller Parent pursuant to Section 7.1(b) (except in the event the MRI Group has not received all required liquor licenses by March 30, 1997) or (e) hereof, Seller shall be entitled to draw against the full amount of such letter of credit as liquidated damages and not as a penalty (the parties acknowledging that actual damages may be difficult or impossible to quantify);

         (d)  All filings, applications and other submissions made pursuant to
Section 6.3 or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

         (e) Any termination of this Agreement shall also act as and be deemed to be a termination of the PRI Agreement, and a termination of the PRI Agreement shall be deemed to be a termination of this Agreement.

                                     ARTICLE VIII

                          CONDITIONS TO BUYER'S OBLIGATIONS

    Each and every obligation of Buyer to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

    SECTION 8.1. SELLER'S CLOSING DELIVERIES. Seller Parent or Seller, as applicable, shall have delivered, or caused to be delivered, to Buyer at the Closing each of the following:

                   (i) stock certificates representing the MRI Shares, duly endorsed in blank, or accompanied by duly endorsed stock transfer powers;

                   (ii) a copy of the Certificate of Incorporation, certified by the Secretary of State of the applicable state of incorporation, of each member of the MRI Group as in effect on the Closing Date;

                   (iii) with respect to each member of the MRI Group, a certificate of good standing issued by the secretary of state of each of the states of incorporation and a certificate of qualification of good standing in each of the states in which such corporation is qualified to transact business issued by the secretary of state or other appropriate authority of each such state, dated on or after January 1, 1997, (all of which states are listed in Schedule 4.1);

                   (iv) a copy of the bylaws of each member of the MRI Group, which shall be certified to be accurate and complete as of the Closing Date by the Secretary of such entity;

                   (v) the minute book and corporate seal of each member of the MRI Group;

                   (vi) the resignations of those officers and directors of each member of the MRI Group identified by the Buyer prior to the Closing;

                   (vii) consents of all Persons whose consent or approval is set forth in Schedule 4.5;

                   (viii) a certified copy of the resolutions of the Board of Directors of each of Seller Parent and Seller authorizing the execution, delivery and performance of this Agreement and all Related Agreements and authorizing the performance of the obligations of Seller Parent and Seller thereunder;

                    (ix)   the certificates referenced in Sections 8.2 and
8.3 hereof;

                   (x) the Stockholders Agreement, duly executed by Seller; and

                   (xi)   the License Agreement, duly executed by Seller.

    SECTION 8.2. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller Parent and Seller contained in this Agreement shall have been complete and correct on the date hereof, and shall be complete and correct on the Closing Date with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date and except for such failures to be complete and correct that do not result, singularly or in the aggregate, in a material adverse effect on the Business, and each of Seller Parent and Seller shall have delivered to Buyer on the Closing Date a certificate, dated the Closing Date, to such effect.

    SECTION 8.3. PERFORMANCES. Each of Seller Parent and Seller shall have, in all respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing and each of Seller Parent and Seller shall have delivered to Buyer on the Closing Date a certificate, dated the Closing Date, to such effect.

    SECTION 8.4. LEGAL OPINION. Independent counsel for Seller Parent and Seller shall have delivered to Buyer its opinion dated the Closing Date in customary form.

    SECTION 8.5. NO INJUNCTION OR PROCEEDING. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

    SECTION 8.6. FUNDING. Without liability to Seller Parent, Seller or, prior to the Closing Date, the MRI Group and without amendment of this Agreement, Seller Parent and Seller shall have caused (at Buyer's sole expense) all members of the MRI Group to execute and deliver all agreements, contracts, certificates and other documentation and actions reasonably necessary to consummate the Borrowings to the extent required under Section 6.1(f).

    SECTION 8.7. GOVERNMENTAL CONSENTS AND APPROVALS. All governmental consents, approvals, notices and filings set forth in Schedule 4.5, including those pursuant to any federal, state or municipal laws, regulations or ordinances relating to liquor shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

    SECTION 8.8. RELEASE OF LIEN. The Seller shall have complied with the provisions of Section 9.8 hereof.

    SECTION 8.9. SIMULTANEOUS ACQUISITION. Seller and Seller Parent shall have consummated (or shall consummate simultaneously herewith) the transaction described in the PRI Agreement.

                                      ARTICLE IX

                CONDITIONS TO SELLER PARENT'S AND SELLER'S OBLIGATIONS

    Each and every obligation of Seller Parent and Seller to consummate the transactions described in this Agreement shall be subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

    SECTION 9.1. PAYMENT OF PURCHASE PRICE. Buyer shall have paid the cash portion of the Purchase Price and delivered the Note.

    SECTION 9.2. BUYER'S CLOSING DELIVERIES. Buyer shall deliver, or cause to be delivered, to Seller at the Closing each of the following:

                   (i) consents of all Persons, if any, whose consent or approval is required to be set forth in Schedule 5.3;

                   (ii) a copy of the Certificate of Incorporation, certified by the Secretary of State of the state of incorporation of Buyer as in effect on the Closing Date;

                   (iii) a certificate of good standing issued by the Secretary of State of the Buyer's state of incorporation and a certificate of qualification of good standing in each of the states in which Buyer is qualified to transact business issued by the Secretary of State or other appropriate authority of each such state, dated on or after January 1, 1997;

                   (iv) a copy of the bylaws of Buyer, which shall be certified to be accurate and complete as of the Closing Date by the Secretary of Buyer;

                   (v) a certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, agreement with Lenders and all related agreements and certificates and authorizing the performance of Buyer's obligations thereunder;

                   (vi) the certificates referenced in Sections 9.3 and 9.4 hereof;

                   (vii) the replacement letters of credit or surety bonds referenced in Section 6.9 hereof;

                   (viii) written evidence of insurance and benefits required under Section 6.9 hereof;

                   (ix) the Stockholders Agreement, duly executed by Buyer and the shareholders of Buyer;

                   (x)    the License Agreement, duly executed by MRI;

                   (xi) consents of all Persons whose consent or approval is set forth in Schedule 4.6;

                   (xii) the merger agreement referenced in Section 6.26 hereof, duly executed by Buyer; and

                   (xiii) the Guarantee Agreement, duly executed by the Buyer.

    SECTION 9.3. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement shall have been complete and correct on the date hereof in all respects and shall be complete and correct on the Closing Date in all respects, with the same effect as though such representations were made as of such date except for representations and warranties made as of a specified date and Buyer shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.


    SECTION 9.4. PERFORMANCE. Buyer shall have, in all respects, performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, and Buyer shall have delivered to Seller on the Closing Date a certificate, dated as of the Closing Date, to such effect.

    SECTION 9.5. LEGAL OPINION. Counsel for Buyer shall have delivered to Seller its opinion dated the Closing Date in customary form.

    SECTION 9.6. GOVERNMENTAL CONSENTS AND APPROVALS. All necessary and appropriate governmental consents, approvals and filings set forth in Schedule 5.3, including those pursuant to any federal, state or municipal laws, regulations or ordinances relating to liquor licenses, if required, shall have been obtained or made and all applicable waiting periods (including any extensions thereof) relating thereto shall have expired or otherwise terminated.

    SECTION 9.7. NO INJUNCTION OR PROCEEDING. No governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign, shall have issued an order, decree, or ruling or taken other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action remains in effect.

    SECTION 9.8. RELEASE OF LIEN. The Seller shall have obtained, on or before the Closing Date, the full and complete release of the security interest in the Shares in favor of The First National Bank of Boston ("FNBB"), and Seller shall cause, on or before the Closing Date, each security interest or other encumbrance in favor of FNBB on any assets (other than assets of the Repositioned Subsidiaries) of any member of the MRI Group to terminate and FNBB to deliver termination statements with respect thereto to the Buyer.

    SECTION 9.9. TRAC AGREEMENT. Buyer shall have delivered to Seller and/or its Affiliates an addendum to Attachment A of the Tip Reporting Alternative Commitment (the "TRAC Agreement") between the Internal Revenue Service (the "IRS") and Seller for filing with the District Director of the Manhattan District of the IRS. Such addendum shall inform the IRS that Buyer has purchased the MRI Shares and shall indicate which restaurants are owned by each member of the MRI Group and its subsidiaries. Such addendum shall also provide the address and employer identification number of Buyer.

    SECTION 9.10. SIMULTANEOUS ACQUISITION. PRIACQ shall have consummated (or shall consummate simultaneously herewith) the transactions described in the PRI Agreement.


                                      ARTICLE X

                                   INDEMNIFICATION

    SECTION 10.1. BUYER CLAIMS. (a) Seller Parent and Seller shall jointly and severally indemnify and hold harmless Buyer, each member of the MRI Group, their respective successors and assigns, and each of their officers, directors and employees (collectively the "Indemnitee") against, and in respect of, any and all damages, fines, claims, deficiencies, losses, liabilities, and expenses (including out of pocket expenses, reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder) (collectively, "Losses") resulting after the Closing Date from (i) any failure by Seller Parent or Seller to fulfill any obligation set forth herein which either of them is required to perform after Closing or (ii) any breach of any of the representations and warranties set forth in this Agreement (collectively items (i) and (ii) are hereinafter referred to as the "Buyer Claims"). All Buyer Claims under this Agreement and the PRI Agreement aggregating less than $150,000 shall be paid 63% in cash and 37% by reducing the principal amount of the Note and the PRI Note (effective as of the Closing Date), and all Buyer Claims under this Agreement and the PRI Agreement which aggregate in excess of $150,000 shall be paid in cash.

         (b) Seller Parent and Seller shall not be responsible to an Indemnitee with respect to any Losses as to which such Indemnitee is otherwise entitled to indemnity under item (ii) of paragraph (a) of this Section 10.1 and
Section 10.1 of the PRI Agreement unless and until the aggregate amount of such Losses exceed $150,000 (the "Seller Stop Amount"); provided, however, that in the event the Seller Stop Amount shall be exceeded, Seller Parent

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

and Seller shall pay to Indemnitee the amount of the Seller Stop Amount plus the amount of any excess; and provided further, that under no circumstances shall the aggregate of the Seller Stop Amount and any excess with respect to item (ii) of paragraph (a) of Section 10.1 of this Agreement and Section 10.1 of the PRI Agreement exceed $6,808,500. Seller Parent and Seller shall have no obligation under this Section 10.1 to the extent that an Indemnitee shall receive insurance proceeds relating to a Buyer Claim for which there is insurance coverage, and the amount of any Buyer Claim shall be exclusive of any such insurance proceeds. Indemnitee's insurance shall be considered primary coverage, and Seller Parent's and Seller's insurance (if any) shall be considered secondary coverage with respect to any Buyer Claim for which Indemnitee shall have insurance coverage. Buyer shall cause the MRI Group to maintain after the Closing Date comprehensive general liability, liquor liability, automobile liability and umbrella liability insurance coverage in amounts reasonable for the Business.

         (c) The indemnification obligations of Seller Parent and Seller pursuant to Section 10.1(a)(ii) shall expire and terminate on March 30, 1998, (March 30, 2004, in the case of any Buyer Claim pursuant to Sections 4.18 and 4.21) unless an Indemnitee shall have provided notice of a Buyer Claim to Seller Parent or Seller in accordance with Section 10.2. If an Indemnitee provides such notice prior to March 31, 1998, (March 31, 2004, in the case of any Buyer Claim pursuant to Sections 4.18 and 4.21) the indemnification obligations under
Section 10.1(a)(ii) shall continue as to the Buyer Claim identified in the notice(s) until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

         (d) Notwithstanding any provision of this Agreement to the contrary, all indemnification with respect to (i) any Tax matter shall be determined and conducted pursuant to Section 6.15, (ii) any lease guaranties shall be determined and conducted pursuant to Section 6.22 and (iii) any workmen's compensation obligations shall be determined and conducted pursuant to Section 6.27, and not this Section 10.1 (except that any claim made pursuant to Sections 6.15, 6.22 or 6.27 shall, for the purposes of Section 10.2, be deemed a Buyer Claim and, with respect to Section 6.22, a Seller Claim if applicable).

    SECTION 10.2. ASSERTION OF BUYER CLAIMS. Any Buyer Claim shall be asserted by written notice given by Indemnitee to the indemnifying parties promptly after Indemnitee has become aware of the Buyer Claim. The notice shall state the amount or the estimated amount of the Buyer Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Buyer Claim. With respect to any claim under Section 10.1 relating to a third party claim or demand, Indemnitee shall provide Seller Parent or Seller with prompt written notice thereof in accordance with Section 11.5 and the appropriate indemnifying parties may defend, in good faith and at their expense, by legal counsel chosen by them and reasonably acceptable to Indemnitee, any such claim or demand, and Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the appropriate indemnifying parties are defending in good faith any such third party claim, Indemnitee shall not settle or compromise such third party claim. In any event, Indemnitee shall cooperate in the settlement or compromise of, or defense against, any such asserted claim. If Seller
Parent elects or is deemed to have elected not to assume the defense of any Buyer Claim, the Indemnitee shall have the right to defend, compromise and settle the Buyer Claim subject to the prior consent of Seller Parent, which consent shall not be unreasonably withheld or unduly delayed. The Indemnitee shall or shall direct in writing its counsel to deliver to Seller Parent copies of all correspondence and matters relating to such Buyer Claim. If the Buyer Claim involves or could result in claims against, or potential liability of, Seller Parent the extent or nature of which were not known by Seller Parent as of the date Seller Parent elected or is deemed to have elected not to take over the defense of such claim or demand, Seller Parent shall, by written notice to the Indemnitee, be entitled to take over the defense of such claim or demand at Seller Parent's expense. In computing the Losses to be indemnified hereunder (the "Buyer Indemnification Amount"), the indemnity shall be for the net amount of such Loss after giving effect to any tax benefit (but only to the extent of any benefit accruing for the tax period with respect to which the Loss shall have occurred) to the Indemnitee that the Indemnitee reasonably expects. Upon determination of the Buyer Indemnification Amount, the indemnifying party shall pay Indemnitee by check within ten (10) days of the date such amount is determined an amount equal to the Buyer Indemnification Amount; provided, however, that the amount to be paid by check shall be subject to the provisions of the last sentence of
Section 10.1(a).

    SECTION 10.3. SELLER CLAIMS. Buyer shall indemnify and hold harmless Seller Parent and Seller and their respective successors and assigns against, and in respect of, any and all Losses resulting after the Closing Date from: (a) any breach or violation by Buyer of any covenant set forth herein or any failure to fulfill any obligation set forth herein or (b) any breach of any of the representations and warranties made in this Agreement by Buyer (collectively items (a) and (b) are hereinafter referred to as the "Seller Claims"). Buyer shall not be responsible to Seller Parent and Seller with respect to any Losses as to which Seller Parent and Seller are otherwise entitled to indemnity under item (b) of this Section 10.3 and Section 10.3 of the PRI Agreement unless and until the aggregate amount of such Losses exceeds $150,000 (the "Buyer Stop Amount"); provided, however, that in the event the Buyer Stop Amount shall be exceeded, Buyer shall pay to Seller Parent and Seller the amount of the Buyer Stop Amount plus the amount of any excess; and provided further, that under no circumstances shall the aggregate of the Buyer Stop Amount and any excess under both this Agreement and the PRI Agreement exceed $1,000,000. Buyer shall have no obligation under this Section 10.3 to the extent that Seller Parent or Seller (or any Affiliate thereof) shall receive insurance proceeds relating to a Seller Claim for which there is insurance coverage, and the amount of any Seller Claim shall be exclusive of any such insurance proceeds. Insurance maintained by Seller Parent or Seller shall be considered primary coverage, and Buyer's insurance shall be considered secondary coverage with respect to a Seller Claim for which Seller or Seller Parent shall have insurance coverage. The indemnification provisions of Buyer pursuant to item (b) of this Section 10.3 shall expire and terminate on March 30, 1998, unless Seller Parent or Seller, as appropriate, shall have provided written notice of a claim to Buyer prior to or on such date. If Seller Parent or

Seller provides such notice prior to March 31, 1998, the indemnification obligations under item (b) of this Section 10.3 shall continue until the appropriate amount of indemnification, if any, is determined, paid and satisfied in full.

    SECTION 10.4. ASSERTION OF SELLER CLAIMS. Any Seller Claim shall be asserted by written notice given by Seller Parent or Seller to Buyer promptly after Seller Parent or Seller has become aware of the Seller Claim. The notice shall state the amount or the estimated amount of the Seller Claim to the extent then feasible, but the estimate shall not be conclusive of the final amount of such Seller Claim. With respect to any claim under Section 10.3 relating to a third party claim or demand, Seller Parent or Seller shall provide Buyer with prompt written notice thereof in accordance with Section 11.5 and the Buyer may defend, in good faith and at its expense, by legal counsel chosen by it and reasonably acceptable to Seller Parent or Seller, any such claim or demand, and Seller Parent or Seller, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the Buyer is defending in good faith any such third party claim, Seller Parent or Seller shall not settle or compromise such third party claim. In any event, Seller Parent or Seller shall cooperate in the settlement or compromise of, or defense against, any such asserted claim. If Buyer elects or is deemed to have elected not to assume the defense of any Seller Claim, Seller Parent or Seller shall have the right to defend, compromise and settle the Seller Claim subject to the prior consent of Buyer, which consent shall not be unreasonably withheld or unduly delayed. Seller Parent or Seller shall or shall direct in writing its counsel to deliver to Buyer copies of all correspondence and matters relating to such Seller Claim. If the Seller Claim involves or could result in claims against, or potential liability of, Buyer the extent or nature of which were not known by Buyer as of the date Buyer elected or is deemed to have elected not to take over the defense of such claim or demand, Buyer shall, by written notice to the Seller Parent or Seller, be entitled to take over the defense of such claim or demand at Buyer's expense. In computing the Losses to be indemnified hereunder (the "Seller Indemnification Amount"), the indemnity shall be for the net amount of such Loss after giving effect to any tax benefit (but only to the extent of any benefit accruing for the tax period with respect to which the Loss shall have occurred) to the Seller and Seller Parent that the Seller and Seller Parent reasonably expect. Upon determination of the Seller Indemnification Amount, Buyer shall pay Seller and Seller Parent by check within ten (10) days of the date such amount is determined an amount equal to the Seller Indemnification Amount.

    SECTION 10.5. OTHER RIGHTS AND REMEDIES. Except as otherwise set forth in this Agreement, the rights and remedies of the parties under this Article X shall be the sole and exclusive rights and remedies for any misrepresentation or breach of warranty hereunder or in connection with the transactions contemplated or consummated hereunder (but not with respect to the Related Agreements). In the event of a termination of this Agreement pursuant to Article VII, the remedies available to the parties hereto shall be as set forth therein.

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

    SECTION 10.6. IMMATERIAL BREACHES. The fact that a breach of any covenant, agreement, representation or warranty shall have been deemed immaterial for the purposes of Sections 7.1(d) and (e) and Section 8.2 shall, for the purposes of this Article X, have no effect on the application of the provisions of this Article. No claims for indemnification shall be made by Buyer with respect to any individual Buyer Claim involving a Loss of less than $5,000 or by Seller with respect to any individual Seller Claim involving a Loss of less than $5,000.

    SECTION 10.7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the limitations set forth in Sections 10.1 (c) and 10.3, the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination or investigation by or on behalf of the parties hereto prior to the Closing Date and the completion of the transactions contemplated herein.


                                     ARTICLE XI

                                    MISCELLANEOUS

    SECTION 11.1.  HIRING LIMITATIONS.

         (a) During the period ending two years following the Closing Date, none of the parties hereto (or their Affiliates following the Closing) shall solicit for employment any salaried employees of any other party or its Affiliates following the Closing; provided, however, that during such period non-salaried employees may be hired by any other party (or any of its Affiliates following the Closing) if not so solicited, and salaried employees shall not be employed during such period under any circumstances.

         (b) Each party hereto acknowledges and agrees that a breach by it (or any Affiliate thereof following the Closing) of the covenant contained in this
Section 11.1 will result in harm and continuing damage for which there is no adequate remedy of law; and, in the event of a breach of such covenant by a party hereto (or any Affiliate thereof following the Closing), any other party (or its Affiliates following the Closing) shall be entitled to injunctive relief but in no event shall be entitled to damages other than reasonable attorneys fees.

         (c) This Section 11.1 shall apply only to the employment of employees (salaried or non-salaried) that would entail such employees performing substantially all of their duties in the State of Georgia; provided, however, that no regional manager or general manager may be hired by any other party during the period ending six (6) months after the Closing Date.

    SECTION 11.2. ENTIRE UNDERSTANDING, WAIVER, ETC. This Agreement sets forth the entire understanding of the parties and supersedes any and all prior or contemporaneous

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

agreements, arrangements, understandings, representations and warranties relating to the subject matter hereof, and the provisions hereof may not be changed, modified, waived or altered except by an agreement in writing signed by the party entitled to the benefit of the provision(s) to be waived. A waiver by any party of any of the terms or conditions of this Agreement, or of any breach, shall not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach.

    SECTION 11.3. SEVERABILITY. If any provision of this Agreement or the application of such provision shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

    SECTION 11.4. CAPTIONS. The captions herein are for convenience only and shall not be considered a part of this Agreement for any purpose, including, without limitation, the constructions or interpretation of any provision hereof.

    SECTION 11.5. NOTICES. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a Business Day during the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, but if not, then immediately upon the beginning of the first Business Day after being sent; if by Federal Express, Airborne, Express Mail or any other reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) Business Days after mailing. Notwithstanding the foregoing, with respect to any Notice given or made by telecopier or similar device, such Notice shall not be effective unless and until (i) the telecopier or similar advice being used prints a written confirmation of the successful completion of such communication by the party sending the Notice, and (ii) a copy of such Notice is deposited in first class mail to the appropriate address for the party to whom the Notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address shall not be effective until received by other party. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

         (a)  If to Seller Parent or Seller at:

              3333 New Hyde Park Road
              New Hyde Park, New York  11042
              Telecopier:  (516) 627-2050

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

         (b)  If to Buyer at:

              401 Valley Road, N.W.
              Atlanta, Georgia  30305
              Telecopier:  (404) 869-9863

    SECTION 11.6. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations arising hereunder shall be assignable without the prior written consent of the parties.

    SECTION 11.7. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer upon any Person, other than the parties, and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

    SECTION 11.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

    SECTION 11.9. CONSTRUCTION OF TERMS. Any reference to the masculine or neuter shall include the masculine, the feminine and the neuter, and any reference to the singular or plural shall include the opposite thereof. The parties acknowledge that each party and its counsel has participated in the drafting of this Agreement and agree that this Agreement shall not be interpreted against one party or the other based upon who drafted it.

    SECTION 11.10. GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Georgia applicable to agreements made and to be performed in that State.


                     {Remainder of Page Intentionally Left Blank}

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.


                             SELLER:

                             PEASANT HOLDING CORP.

                             By: /s/ Thomas J. Baldwin
                                -------------------------
                                   Thomas J. Baldwin

                             Title: Sr. Vice President - Finance
                                      and Chief Financial Officer


                             BUYER:

                             MRI ACQUISITION CORPORATION

                             By: /s/ [illegible]
                                -------------------------
                             Title: President
                                   ----------------------



                             SELLER PARENT:

                             MORTON'S RESTAURANT GROUP, INC.


                             By:  /s/ Thomas J. Baldwin
                                ---------------------------
                                   Thomas J. Baldwin

                             Title: Sr. Vice President - Finance
                                     and Chief Financial Officer


                                      46